Exhibit 4.1

Execution Version

CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THE INFORMATION IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. PORTIONS MARKED "[***]" INDICATE WHERE OMISSIONS HAVE BEEN MADE.

SACHEM CAPITAL CORPORATION HOLDINGS, LLC
$100,000,000 Senior Secured Notes due June 11, 2030
______________

NOTE PURCHASE AND GUARANTY AGREEMENT
______________
Dated June 11, 2025

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Section    Heading    Page
Section 1.1.    Authorization of Notes    1
Section 1.2.    Notes Guaranty    1
Section 1.3.    Security    1
Section 1.4.    Defined Terms; Construction    1
SECTION 2.    SALE AND PURCHASE OF NOTES    1
Section 2.1.    First Closing Notes    1
Section 2.2.    Subsequent Closing Notes.    2
SECTION 3.    CLOSINGS    3
Section 3.1.    First Closing    3
Section 3.2.    Subsequent Closings    3
Section 3.3.    Failure of the Company to Deliver    3
Section 3.4.    Pro Rata Allocation of Purchase and Sale of Subsequent Notes    4
Section 3.5.    Closing Fee    4
SECTION 4.    CONDITIONS TO CLOSINGS.    4
Section 4.1.    Representations and Warranties    4
Section 4.2.    Performance; No Default    4
Section 4.3.    Compliance Certificates    4
Section 4.4.    Opinion of Counsel    5
Section 4.5.    Purchase Permitted By Applicable Law, Etc    5
Section 4.6.    Sale of Other Notes    6
Section 4.7.    Payment of Special Counsel Fees    6
Section 4.8.    PPN    6
Section 4.9.    Changes in Corporate Structure    6
Section 4.10.    Funding Request    6
Section 4.11.    Debt Rating    6
Section 4.12.    Collateral    6
Section 4.13.    First Closing    8
Section 4.14.    Confirmation and Reaffirmation    8
Section 4.15.    Equity Cap Waiver    8
Section 4.16.    Closing Fee    8
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Section    Heading    Page
Section 4.17.    Needham Credit Facility    8
Section 4.18.    Churchill Master Repurchase Facility    8
Section 4.19.    Representation Updates    8
Section 4.20.    Proceedings and Documents    9
SECTION 5.    REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.    9
Section 5.1.    Organization; Power and Authority    9
Section 5.2.    Authorization, Etc    9
Section 5.3.    Disclosure    10
Section 5.4.    Organization and Ownership of Shares of Subsidiaries    10
Section 5.5.    Financial Statements; Material Liabilities    10
Section 5.6.    Compliance with Laws, Other Instruments, Etc    10
Section 5.7.    Governmental Authorizations, Etc    11
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders    11
Section 5.9.    Taxes    11
Section 5.10.    Title to Property; Leases    12
Section 5.11.    Licenses, Permits, Etc    12
Section 5.12.    Compliance with Employee Benefit Plans    12
Section 5.13.    Private Offering by the Company    13
Section 5.14.    Use of Proceeds; Margin Regulations    14
Section 5.15.    Existing Indebtedness; Future Liens    14
Section 5.16.    Foreign Assets Control Regulations, Etc    15
Section 5.17.    Status under Certain Statutes    15
Section 5.18.    Environmental Matters    15
Section 5.19.    REIT Status    16
Section 5.20.    Collateral Documents    16
Section 5.21.    Insurance    17
Section 5.22.    Separateness    17
Section 5.23.    Eligible Mortgage Loans    17
SECTION 6.    REPRESENTATIONS OF THE PURCHASERS.    17
Section 6.1.    Purchase for Investment    17
Section 6.2.    Source of Funds    18
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Section    Heading    Page
SECTION 7.    INFORMATION AS TO THE OBLIGORS.    19
Section 7.1.    Financial and Business Information    19
Section 7.2.    Officer’s Certificate    22
Section 7.3.    Visitation    22
Section 7.4.    Electronic Delivery    23
SECTION 8.    PAYMENT AND PREPAYMENT OF THE NOTES.    24
Section 8.1.    Payments    24
Section 8.2.    Optional Prepayments with Make-Whole Amount    24
Section 8.3.    Allocation of Partial Prepayments    25
Section 8.4.    Maturity; Surrender, Etc    25
Section 8.5.    Purchase of Notes    25
Section 8.6.    Make-Whole Amount    25
Section 8.7.    Payments Due on Non-Business Days    27
Section 8.8.    Change of Control Prepayment Offer.    27
SECTION 9.    AFFIRMATIVE COVENANTS.    28
Section 9.1.    Compliance with Laws    28
Section 9.2.    Insurance    28
Section 9.3.    Maintenance of Properties    28
Section 9.4.    Payment of Taxes and Claims    29
Section 9.5.    Existence, Etc    29
Section 9.6.    Books and Records    29
Section 9.7.    Debt Rating.    29
Section 9.8.    Commitment Fee    30
Section 9.9.    REIT Status    30
Section 9.10.    [Reserved.]    30
Section 9.11.    Further Assurances    30
Section 9.12.    Maintenance of Lien; Recording    30
Section 9.13.    Separate Legal Existence    31
Section 9.14.    Additional Mortgage Loans; Release of Mortgage Loans.    31
Section 9.15.    Post-Closing Covenant    32
SECTION 10.    NEGATIVE COVENANTS.    33
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Section    Heading    Page
Section 10.1.    Transactions with Affiliates    33
Section 10.2.    Merger, Consolidation, Etc.    33
Section 10.3.    Line of Business    34
Section 10.4.    Economic Sanctions, Etc    34
Section 10.5.    Accounts    35
Section 10.6.    Indebtedness    35
Section 10.7.    Negative Pledge    35
Section 10.8.    Financial Covenants.    35
Section 10.9.    Holdings    36
Section 10.10.    No Joint Ventures; Subsidiaries    36
Section 10.11.    Governing Documents    36
Section 10.12.    Restricted Payments    36
SECTION 11.    EVENTS OF DEFAULT.    37
SECTION 12.    REMEDIES ON DEFAULT, ETC.    40
Section 12.1.    Acceleration    40
Section 12.2.    Other Remedies    40
Section 12.3.    Rescission    41
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc    41
SECTION 13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.    41
Section 13.1.    Registration of Notes    41
Section 13.2.    Transfer and Exchange of Notes    42
Section 13.3.    Replacement of Notes    42
SECTION 14.    PAYMENTS ON NOTES.    43
Section 14.1.    Place of Payment    43
Section 14.2.    Payment by Wire Transfer    43
Section 14.3.    FATCA Information    43
SECTION 15.    EXPENSES, ETC    44
Section 15.1.    Transaction Expenses    44
Section 15.2.    Certain Taxes    44
Section 15.3.    Survival    44
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Section    Heading    Page
SECTION 16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.    45
SECTION 17.    AMENDMENT AND WAIVER.    45
Section 17.1.    Requirements    45
Section 17.2.    Solicitation of Holders of Notes.    46
Section 17.3.    Binding Effect, Etc    46
Section 17.4.    Notes Held by Company, Etc    46
SECTION 18.    NOTICES.    47
SECTION 19.    REPRODUCTION OF DOCUMENTS.    47
SECTION 20.    CONFIDENTIAL INFORMATION    48
SECTION 21.    SUBSTITUTION OF PURCHASER.    49
SECTION 22.    MISCELLANEOUS.    49
Section 22.1.    Successors and Assigns    49
Section 22.2.    Accounting Terms    50
Section 22.3.    Severability    50
Section 22.4.    Construction, Etc    50
Section 22.5.    Counterparts; Electronic Contracting    50
Section 22.6.    Governing Law    51
Section 22.7.    Jurisdiction and Process; Waiver of Jury Trial    51
Section 22.8.    Collateral Agent    52
SECTION 23.    NOTES GUARANTY.    52
Section 23.1.    The Notes Guaranty    52
Section 23.2.    Obligations Absolute    53
Section 23.3.    Waiver    54
Section 23.4.    Obligations Unimpaired    54
Section 23.5.    Subrogation and Subordination.    55
Section 23.6.    Reinstatement of Notes Guaranty    56
Section 23.7.    Term    56

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Schedule A    —    Defined Terms
Schedule 1.1    —    Form of Senior Secured Note due June 11, 2030
Schedule 5.3    —    Disclosure Materials
Schedule 5.5    —    Financial Statements
Schedule 5.15    —    Existing Indebtedness
Schedule 5.20    —    UCC Jurisdictions

Exhibit A    —    Form of Funding Request
Exhibit B    —    Separateness Criteria
Exhibit C    —    Eligible Mortgage Loans
Purchaser Schedule     —    Information Relating to Purchasers

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SACHEM CAPITAL CORPORATION HOLDINGS, LLC
568 E Main Street, Branford, CT 06405

$100,000,000 Senior Secured Notes due June 11, 2030
June 11, 2025
To Each of the Purchasers Listed in
the Purchaser Schedule Hereto:
Ladies and Gentlemen:
Sachem Capital Corporation Holdings, LLC, a Delaware limited liability company (the “Company”), Sachem Capital Corp., a New York corporation (the “Parent Guarantor”) and Sachem Capital Corporation Intermediate, LLC, a Delaware limited liability company (“Holdings”), and each other Person that becomes party hereto as an Obligor in accordance with the terms hereof, agrees with each of the Purchasers as follows:
Section 1.AUTHORIZATION OF NOTES; NOTES GUARANTY; SECURITY.
Section 1.1.Authorization of Notes. The Company will authorize the issue and sale of $100,000,000 aggregate principal amount of its Senior Secured Notes due June 11, 2030 (the “Notes”). The Notes shall be substantially in the form set out in Schedule 1.1.
Section 1.2.Notes Guaranty. The payment by the Company of all amounts due with respect to the Notes (including any Make-Whole Amounts) and the performance by each Obligor of its obligations under this Agreement and the other Financing Documents will be unconditionally guaranteed by the Parent Guarantor and Holdings pursuant to, and subject to the terms of, the Notes Guaranty provided in Section 23.
Section 1.3.Security. The obligations under this Agreement, the Notes and the other Financing Documents will be ratably secured by a Lien on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Collateral Documents. The Secured Parties (other than the Collateral Agent) will appoint the Collateral Agent to act as collateral agent pursuant to the Intercreditor and Collateral Agency Agreement.
Section 1.4.Defined Terms; Construction. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.
Section 2.SALE AND PURCHASE OF NOTES.
Section 2.1.First Closing Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the First Closing provided for in Section 3.1, First Closing Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 98.50% of the principal amount thereof. The Purchasers’ obligations hereunder are several and

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not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 2.2.Subsequent Closing Notes.
(a)Subsequent Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at each Subsequent Closing as provided in Section 3.2, Subsequent Notes in the principal amount specified in the applicable Funding Request delivered by the Company in accordance with the terms of Section 2.2(c) below at the purchase price of 98.50% of the principal amount thereof (it being understood that the pro rata portion of the Closing Fee paid by the Company on the First Closing Date shall be applied to such Subsequent Notes, with the effect that each purchase of Subsequent Notes shall be consummated at 100% of the principal amount thereof). At any time, an amount equal to (i) $100,000,000, minus (ii) the sum of (A) the aggregate principal amount of First Closing Notes purchased and sold pursuant to this Agreement plus (B) the aggregate principal amount of any Subsequent Notes purchased and sold pursuant to this Agreement after the date hereof, is herein called the “Available Amount” at such time. So long as the applicable conditions in Section 4 have been met as of the last day of the Availability Period, the Company is obligated to submit Funding Requests for the issue and sale of Subsequent Notes in the total principal amount of $50,000,000 before the last day of the Availability Period. No amounts paid or prepaid with respect to any Note may be readvanced.
(b)Availability Period. Subsequent Notes may be issued and sold pursuant to this Agreement during the period commencing on the date following the First Closing Date and ending on May 15, 2026. The period during which Subsequent Notes may be issued and sold pursuant to this Agreement is herein called the “Availability Period”. If the Company has not issued Notes in an aggregate principal amount equal to $100,000,000 on or prior to the last day of the Availability Period (the “Availability Period Expiry Date”), then, on the day immediately following such Availability Period Expiry Date (the “Applicable Date”), the Company shall be deemed to have made, on such Applicable Date and pursuant to the terms of Section 8.2(a), an optional prepayment with respect to all of the Notes which have not been issued and sold pursuant to this Agreement (the “Unissued Notes”) on or prior to the Availability Period Expiry Date. It is understood and agreed that such deemed prepayment of such Unissued Notes will be deemed to have taken place at 100% of the principal amount of such Unissued Notes plus Make-Whole Amount determined for the Applicable Date with respect to such principal amount. The Company will (i) deliver to the Collateral Agent and each of the holders a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount, (ii) respond to any questions reasonably requested by the Collateral Agent or the holders with respect to such certificate, and (iii) make payment of such Make-Whole Amount and any other amounts due and payable to the holders on the date specified by the Required Holders to the Company in writing. If the Company has not issued Notes in an aggregate principal amount equal to $100,000,000 on or prior to the Availability Period Expiry Date, and the terms of this clause (b) apply, then no Purchaser or holder is under any obligation to purchase any Unissued Notes. Notwithstanding the foregoing, no such optional

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prepayment shall be deemed to have been made and no such Make-Whole Amount shall be due if the Company has not issued Notes in an aggregate principal amount equal to $100,000,000 on or prior to Availability Period Expiry Date if the issuance of such Notes would cause the Obligors to be in breach of the financial covenants set forth in Section 10.8 on a pro forma basis after giving effect to the proposed issuance of such Notes.
(c)Funding Requests. The Company may from time to time during the Availability Period make requests to the Purchasers for the funding of Subsequent Notes in an aggregate principal amount up to, at any time outstanding, the Available Amount, by delivering a Funding Request to each such Purchaser at least six Business Days prior to the proposed Subsequent Closing Date. Each funding of Subsequent Notes shall be (i) in a minimum aggregate principal amount of $5,000,000 and (ii) an integral multiple of $100,000 or such lesser amount as shall be available to be drawn under the Subsequent Notes.
Section 3.CLOSINGS.
Section 3.1.First Closing. The sale and purchase of an aggregate principal amount of $50,000,000 of the Notes (the “First Closing Notes”) to be purchased by each Purchaser shall occur at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178-0060 at 10:00 a.m., New York City time, at a closing (the “First Closing”) on June 11, 2025 (the “First Closing Date”). At the First Closing, the Company will deliver to each Purchaser the First Closing Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the First Closing Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor in accordance with the Funding Request delivered by the Company to the Purchasers pursuant to Section 4.10.
Section 3.2.Subsequent Closings. No later than 10:00 a.m., New York City time, on a Subsequent Closing Date for any Subsequent Notes to be issued pursuant to a Funding Request delivered in accordance with the terms of Section 2.2(c) above, the Company will deliver to each Purchaser the Subsequent Notes to be purchased by such Purchaser pursuant to such Funding Request in the form of a single Note (or such greater number of Subsequent Notes in denominations of at least $100,000 as such Purchaser may request), dated such Subsequent Closing Date and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor in accordance with the Funding Request.
Section 3.3.Failure of the Company to Deliver. If at any Closing the Company shall fail to tender any Note to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement with respect to such Closing, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

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Section 3.4.Pro Rata Allocation of Purchase and Sale of Subsequent Notes. The amount of the purchase price to be paid by each Purchaser for any Subsequent Notes to be issued at any Subsequent Closing shall be allocated pro rata to all Purchasers based on the unfunded portion of each Purchaser’s allocation of Notes (as provided in the Purchaser Schedule) as of the date of such Subsequent Closing.
Section 3.5.Closing Fee. On the First Closing Date, the Company shall pay to each Purchaser a closing fee (the “Closing Fee”) in an aggregate amount equal to $1,515,104.17. Once paid, the Closing Fee will not be refundable under any circumstances and will not be subject to counterclaim, set off or otherwise affected. The Closing Fee shall be fully earned upon becoming due and payable in accordance with the terms hereof and shall be in addition to any other fees, costs and expenses payable pursuant to this Agreement.
The Obligors and the Purchasers acknowledge that, under Sections 1271 through 1275 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, the issuance of (x) the First Closing Notes on the First Closing Date and (y) any Subsequent Notes on any Subsequent Closing Date will result in the creation of “original issue discount”. The Company and each Purchaser will report such amount as original issue discount for United States federal income tax purposes, consistent with the provisions of this Section 3.5.
Section 4.CONDITIONS TO CLOSINGS.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at each Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:
Section 4.1.Representations and Warranties. The representations and warranties of each Obligor in this Agreement and the other Financing Documents to which such Obligor is party shall be correct (a) with respect to the First Closing, on the date of this Agreement and on the First Closing Date and (b) with respect to each Subsequent Closing, on the date of this Agreement and on such Subsequent Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
Section 4.2.Performance; No Default. Each Obligor shall have performed and complied with all agreements and conditions contained in this Agreement and the other Financing Documents required to be performed or complied with by it prior to or at the First Closing. Before and after giving effect to the issue and sale of the Notes to be issued at such Closing (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. With respect to the First Closing, no Obligor nor any of their Subsidiaries shall have entered into any transaction since the date of formation of the Company that would have been prohibited by Section 10 had such Section applied since such date.
Section 4.3.Compliance Certificates.
(a)Officer’s Certificate. The Parent Guarantor, for and on behalf of itself and each other Obligor, shall have delivered to such Purchaser and the Collateral Agent an

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Officer’s Certificate, dated the date of such Closing, certifying that (i) the conditions specified in Sections 4.1, 4.2 and 4.9 with respect to such Closing have been fulfilled as of the date of the applicable Closing and (ii) the Effective Date (as defined in the First Amendment to Needham Credit Facility) has occurred.
(b)Secretary’s Certificate. Each Obligor shall have delivered to such Purchaser and the Collateral Agent a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other limited liability company proceedings relating to the authorization, execution and delivery of the Financing Documents to which such Obligor is party, (ii) such Obligor’s organizational documents as then in effect, (iii) the incumbency and signatures of those Responsible Officers authorized to act with respect to the Financing Documents to which such Obligor is a party, and (iv) a good standing or entity status certificate, issued by the Secretary of State or other appropriate officer of its state of organization dated as of a date no earlier than ten days prior to the date of such Closing;
(c)Covenant Compliance. The Company shall have delivered to such Purchaser and the Collateral Agent a certificate of its Senior Financial Officer, dated the date of such Closing, and which (i) is in the form required pursuant to Section 7.2(a), (ii) demonstrates that, after giving pro forma effect to the incurrence of Indebtedness hereunder as of the date of such Closing, the Company is in compliance with all applicable ratios, tests and covenants hereunder, and (iii) attaches detailed back-up calculations and valuations to evidence such compliance.
Section 4.4.Opinion of Counsel. Such Purchaser and the Collateral Agent shall have received an opinion in form and substance satisfactory to such Purchaser and the Collateral Agent, dated the date of such Closing from Morrison & Foerster LLP, counsel for the Obligors, covering such matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers).
Section 4.5.Purchase Permitted By Applicable Law, Etc. On the date of such Closing such Purchaser’s purchase of Notes to be issued at such Closing and all other proceedings taken in connection with the transactions contemplated by this Agreement and the other Financing Documents shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. Upon reasonable written request by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

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Section 4.6.Sale of Other Notes. Contemporaneously with such Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the Purchaser Schedule.
Section 4.7.Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before such Closing the fees, charges and disbursements of Morgan, Lewis & Bockius LLP to the extent reflected in a statement rendered to the Company at least one Business Day prior to such Closing.
Section 4.8.PPN. A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for the Notes to be issued at such Closing.
Section 4.9.Changes in Corporate Structure. With respect to (a) the First Closing, no Obligor shall, on or prior to the First Closing Date, have changed its jurisdiction of organization or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5 and (b) each Subsequent Closing, no Obligor shall, on or prior to such Subsequent Closing Date, have been a party to any merger or consolidation, at any time unless permitted pursuant to the terms of Section 10.2.
Section 4.10.Funding Request. At least six Business Days prior to such Closing, each Purchaser shall have received a Funding Request with respect to such Closing which has been executed by a Responsible Officer on letterhead of the Company.
Section 4.11.Debt Rating. The Company shall have delivered, or caused to be delivered, to such Purchaser, on or prior to the First Closing Date, (a) a Private Rating Letter issued by Egan-Jones setting forth an initial Debt Rating for the Notes of not less than “BBB-” and (b) the related Private Rating Rationale Report with respect to such Debt Rating.
Section 4.12.Collateral.
(a)Collateral Documents. Such Purchaser and the Collateral Agent shall have received, on or prior to the First Closing Date, fully executed and delivered copies of each of the Collateral Documents, which shall be in form and substance satisfactory to the Purchasers.
(b)Account Control Agreements. Such Purchaser and the Collateral Agent shall have received, on or prior to the First Closing Date, fully executed and delivered copies of each of the Account Control Agreements, which shall be in form and substance satisfactory to the Purchasers.
(c)Perfection Certificate. Such Purchaser and the Collateral Agent shall have received, on or prior to the First Closing Date, a perfection certificate, which shall (i) have been executed and delivered by each Secured Obligor and (ii) be in form and substance satisfactory to the Purchasers.

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(d)Lien Searches. Such Purchaser and the Collateral Agent shall have received, on or prior to the First Closing Date, certified copies of searches of UCC filings in the jurisdiction of organization of each Obligor, and each other jurisdiction where a filing would need to be made in order to perfect a security interest in the Collateral, copies of any financing statements on file in such jurisdictions and other reasonable evidence that no Liens exist, other than Liens permitted under this Agreement.
(e)Security Interest; Filings. The Collateral Agent, on behalf of the Secured Parties, shall, on or prior to the First Closing Date, have a valid and perfected first priority Lien and security interest in the Collateral. All actions necessary to perfect the Liens of the Collateral Agent in the Collateral to be granted on or prior to the First Closing Date (including, without limitation, the filing of all appropriate financing statements, the registration of all Collateral Documents where necessary, the recording of all appropriate documents with public officials and the payment of all fees and taxes in relation thereto) shall have been taken in accordance with the provisions of the Financing Documents.
(f)Evidence of Insurance. Such Purchasers shall have received, on or prior to the First Closing Date, (i) evidence that (A) all insurance policies required to be maintained under the Financing Documents has been obtained and is in full force and effect, (B) all such insurance policies conform with the requirements specified in such Financing Documents and (C) all premiums then due and payable on such insurance policies have been paid, and (ii) certificates of insurance, naming the Collateral Agent (on behalf of the Secured Parties) as mortgagee, an additional insured and lender loss payee, as the case may be, under all insurance policies required to be maintained under the Financing Documents, which certificates of insurance shall be acceptable to such Purchasers.
(g)Mortgage Loans: First Closing. Such Purchaser and the Collateral Agent shall have received, on or prior to the First Closing Date and with respect to each Mortgage Loan set forth on Exhibit C, each of the following (the “Required Mortgage Loan Deliverables”):
(i)a copy of all executed (and, to the extent applicable, recorded) Mortgage Loan Documents;
(ii)satisfactory evidence that such Mortgage Loan Documents do not include any restrictions on (x) transfer, or (y) being subject to a Lien;
(iii)satisfactory evidence that such Mortgage Loan and all Mortgage Loan Documents relating thereto have been assigned from the Parent Guarantor to the Company and executed copies of all documentation to effect such assignments (including, without limitation and in each case relating thereto, each Assignment of Recorded Loan Documents (Sachem), and all UCC-3 Financing Statements to amend all underlying UCC-1 Financing Statements); and
(iv)a PDF copy of all executed Assignment Documents with respect to such Mortgage Loan.

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(h)Mortgage Loans: Subsequent Closing. Such Purchaser and the Collateral Agent shall have received, on or prior to such Subsequent Closing Date:
(i)an Exhibit C Supplement which (x) sets forth any additional Mortgage Loans which will constitute Collateral and (y) is in form and substance satisfactory to each such Purchaser and the Collateral Agent; and
(ii)the Required Mortgage Loan Deliverables with respect to the Mortgage Loans set forth in such Exhibit C Supplement.
Section 4.13.First Closing. With respect to each Subsequent Closing, the First Closing shall have taken place.
Section 4.14.Confirmation and Reaffirmation. With respect to each Subsequent Closing, such Purchaser and the Collateral Agent shall have received a written confirmation from each Obligor that (a) the Notes Guaranty provided by it remains in full force and effect and extends to the Company’s obligations under the Subsequent Notes which are the subject of that Subsequent Closing and (b) the Liens granted by each such Obligor (other than the Parent Guarantor) remain in full force and effect and extend to the Company’s obligations under the Subsequent Notes which are the subject of that Subsequent Closing.
Section 4.15.Equity Cap Waiver. Such Purchaser shall have received, on or prior to the First Closing Date, a fully executed and delivered copy of the Equity Cap Waiver.
Section 4.16.Closing Fee. The Company shall have paid to each Purchaser, on or prior to the First Closing Date, such Purchaser’s pro rata share of the Closing Fee which is payable pursuant to the terms of Section 3.5.
Section 4.17.Needham Credit Facility. On or prior to the First Closing, such Purchaser and the Collateral Agent shall have received a true, correct and complete copy of the Needham Credit Facility and the First Amendment to Needham Credit Facility, each of which shall be in full force and effect as of the date of such Closing.
Section 4.18.Churchill Master Repurchase Facility. On or prior to the First Closing, such Purchaser and the Collateral Agent shall have received (a) a true, correct and complete copy of the Churchill Master Repurchase Facility, which shall be in full force and effect as of the date of such Closing and (b) satisfactory evidence that prior to, or substantially concurrently with, such Closing, all Liens granted in favor of Churchill (or any other Person in whose favor Liens were granted in connection with the Churchill Master Repurchase Facility) over any Collateral have been irrevocably discharged and released and the Collateral shall be free and clear of all Liens (other than any Permitted Liens).
Section 4.19.Representation Updates. In connection with each Subsequent Closing, the Company may deliver to each Purchaser and the Collateral Agent, at least five Business Days prior to the applicable Subsequent Closing Date, updates to Sections 5.3, 5.5 and 5.15 (including any Schedules relating thereto), if applicable, and such updates shall be in form and substance reasonably satisfactory to such Purchaser and the Collateral Agent (it being understood that

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delivery by the Company of such updates, and written confirmation of acceptance by such Purchaser (which may be done by email) of such updates, shall constitute an amendment of such Sections and Schedules as of the date delivered without any further action by any party hereto). For the avoidance of doubt no such updates to any Section or Schedule (and to the related representation or warranty applicable to the Closing) shall change or otherwise modify or be deemed or construed to change or otherwise modify any representation or warranty given on the date of this Agreement or any determination of the falseness or inaccuracy thereof pursuant to Section 11(e) to the extent that information provided as of the date of this Agreement was accurate and complete as of such date.
Section 4.20.Specified Bank Account Balance. Such Purchaser shall have received evidence satisfactory to it that the Specified Bank Account will be funded in an amount equal to the Required Amount with the proceeds of the Notes pursuant to Section 5.14.
Section 4.21.Proceedings and Documents. All limited liability company, corporate and other proceedings in connection with the transactions contemplated by this Agreement, the other Financing Documents and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 5.REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.
Each Obligor represents and warrants to each Purchaser that:
Section 5.1.Organization; Power and Authority. Each Obligor is a limited liability company (or, with respect to the Parent Guarantor, corporation), duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign limited liability company (or, with respect to the Parent Guarantor, corporation), and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the limited liability company or, as applicable, corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Financing Documents to which it is party and to perform the provisions hereof and thereof.
Section 5.2.Authorization, Etc. Each of the Financing Documents to which an Obligor is a party has been duly authorized by all necessary limited liability company (or, with respect to the Parent Guarantor, corporate) action on the part of such Obligor, and each of the Financing Documents constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of such Obligor party thereto enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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Section 5.3.Disclosure. The written materials and other information provided by the Obligors to the Collateral Agent or any Purchaser on or prior to the date hereof (the “Investor Materials”) fairly describe, in all material respects, the general nature of the business and principal properties of the Parent Guarantor and its Subsidiaries. The Financing Documents, the Investor Materials, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company or other Obligors prior to the First Closing Date in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Investor Materials and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2024, there has been no change in the financial condition, operations, business or properties of any Obligor or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to any Obligor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4.Organization and Ownership of Shares of Subsidiaries.
(a)Neither Holdings nor the Company has any Subsidiaries (other than, with respect to Holdings, the Company).
(b)All Equity Interests of (i) Holdings are owned directly by the Parent Guarantor and (ii) the Company are owned directly by Holdings. All such Equity Interests have been validly issued, are fully paid and non-assessable and are owned free and clear of any Lien.
Section 5.5.Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Parent Guarantor and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Parent Guarantor and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Parent Guarantor and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
Section 5.6.Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Obligor of the Financing Documents to which such Obligor is party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Parent Guarantor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate or limited liability company charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Parent Guarantor or any Subsidiary is bound or by which the Parent Guarantor or any Subsidiary or any of their respective properties may be bound or affected,

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(b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Parent Guarantor or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Parent Guarantor or any Subsidiary.
Section 5.7.Governmental Authorizations, Etc.
(a)Except for the consents, approvals, registrations, filings and declarations set forth in clause (b) below, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with (i) the execution, delivery or performance by any Obligor of the Financing Documents to which such Obligor is a party, (ii) the grant by any Secured Obligor of the Liens granted by it pursuant to the Collateral Documents to which it is party, or (iii) the exercise by the Collateral Agent or any holder of Notes of its rights under the Financing Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.
(b)All Governmental Approvals and other filings, recordings, registrations and other similar actions have been, or will in connection with the First Closing, be made, obtained and taken in all relevant jurisdictions that are necessary to create and perfect the Liens provided for in the Collateral Documents, and the Collateral Documents shall constitute a valid, direct, continuing Lien on the Collateral, with such Lien being prior to all Liens.
Section 5.8.Litigation; Observance of Agreements, Statutes and Orders.
(a)There are no actions, suits, investigations or proceedings pending or, to the best knowledge of any Obligor, threatened against or affecting any Obligor or any Subsidiary or any property of any Obligor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Neither the Parent Guarantor nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.9.Taxes. The Parent Guarantor and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which, individually or in the aggregate, is not Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with

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respect to which the Parent Guarantor or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. No Obligor knows of any basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent Guarantor and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Parent Guarantor and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2020.
Section 5.10.Title to Property; Leases. The Parent Guarantor and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Parent Guarantor or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
Section 5.11.Licenses, Permits, Etc.
(a)The Parent Guarantor and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others in any material respects.
(b)To the best knowledge of each Obligor, no product or service of such Obligor or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c)To the best knowledge of each Obligor, there is no Material violation by any Person of any right of such Obligor or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by such Obligor or any of its Subsidiaries.
Section 5.12.Compliance with Employee Benefit Plans.
(a)Each Obligor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No Obligor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by any Obligor or any ERISA Affiliate, or in the imposition of any Lien on

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any of the rights, properties or assets of any Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b)The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that either individually or in the aggregate, could be reasonably expected to result in a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(c)No Obligor nor any of their ERISA Affiliates have incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
(d)The expected postretirement benefit obligation (determined as of the last day of the Parent Guarantor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
(e)The execution and delivery of the Financing Documents and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Obligors to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
(f)The Parent Guarantor and its Subsidiaries do not have any Non-U.S. Plans.
Section 5.13.Private Offering by the Company. No Obligor nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Notes at a private sale for investment. No Obligor nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction. For the purposes of this Section 5.13, each reference to the Notes shall be deemed to include a reference to the Notes Guaranty.

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Section 5.14.Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder (a) for the funding of expected originations, (b) for the repurchase of certain unsecured Indebtedness at a discount, (c) for the repayment in part of the Existing Credit Facilities, (d) to fund the Required Amount in the Specified Bank Account, and (e) other general corporate purposes not in contravention of applicable law or of any of the Financing Documents. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Parent Guarantor and its Subsidiaries and no Obligor has any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.Existing Indebtedness; Future Liens.
(a)Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness for borrowed money of the Parent Guarantor as of the date hereof with an outstanding principal amount in amount equal to or in excess of $5,000,000 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof). As of the date hereof, the Parent Guarantor is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any such Indebtedness and no event or condition exists with respect to any such Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)Except as disclosed in Schedule 5.15, the Parent Guarantor has not agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.
(c)The Parent Guarantor is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Parent Guarantor, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Parent Guarantor, except as disclosed in Schedule 5.15.
(d)Other than Indebtedness incurred pursuant to the Financing Documents, neither Secured Obligor has any Indebtedness outstanding, nor has any Secured Obligor created, incurred, assumed or guaranteed any Indebtedness.

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Section 5.16.Foreign Assets Control Regulations, Etc.
(a)No Obligor nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)No Obligor nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the knowledge of the Obligors, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)No part of the proceeds from the sale of the Notes hereunder:
(i)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Obligor or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(iii)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(d)Each Obligor has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Obligors and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 5.17.Status under Certain Statutes. Neither the Parent Guarantor nor any Subsidiary is subject to regulation under the Investment Company Act of 1940.
Section 5.18.Environmental Matters.
(a)Neither the Parent Guarantor nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Parent Guarantor or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws,

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except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b)Neither the Parent Guarantor nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)Neither the Parent Guarantor nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)Neither the Parent Guarantor nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.19.REIT Status. The Parent Guarantor (a) is a REIT, (b) has not revoked its election to be a REIT, (c) has not engaged in any “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) of the Code, and (d) for its current “tax year” (as defined in the Code) is, and for all prior tax years subsequent to its election to be a real estate investment trust has been, entitled to a dividends paid deduction which meets the requirements of Section 857(a) of the Code (to the extent any such dividend is required), but this clause (d) shall be deemed satisfied with respect to the current tax year if sufficient distributions are timely made to meet the requirement of section 857(a) with respect to the current year, and shall be deemed satisfied with respect to the current year or such prior years if, under section 860 or otherwise, distributions are made in the future which have the effect of meeting the requirements of section 857(a) with respect to such years.
Section 5.20.Collateral Documents.
(a)The Collateral Documents are effective to grant to the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable first priority Lien on the Collateral. The security interests granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Collateral Documents in the Collateral consisting of personal property subject to the UCC will be perfected (i) with respect to any property that can be perfected by filing under the UCC, upon the filing of UCC financing statements in the filing offices identified in Schedule 5.20, (ii) with respect to any bank account of a Secured Obligor that can be perfected by control, upon execution of each Account Control Agreement, and (iii) with respect to any property (if any) that can be

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perfected solely by possession, upon the Collateral Agent receiving possession thereof, and in each case such security interest will be, as to Collateral perfected under the UCC, first priority. No filing, recordation, re-filing or re-recording other than those listed on Schedule 5.20 is necessary to perfect (or, other than UCC continuation statements, maintain the perfection of) the Liens of the Collateral Documents (to the extent the Collateral Agent’s security interest can be perfected by filing a financing statement under the UCC), and on and as of each relevant date on which this representation is made, all such filings (other than UCC continuation statements) or recordings have been made (or, with respect to the First Closing Date, satisfactory arrangements shall have been made for such filing or recording at such Closing). All Collateral is free and clear of any Liens other than any Permitted Liens.
(b)Upon recordation in each applicable office set forth in Schedule 5.20, (i) the Collateral Documents (or financing statements or similar notices thereof to the extent permitted or required by applicable law) will have been filed for record or recorded in all public offices wherein such filing or recordation is necessary to perfect, fully preserve and protect the Liens granted by the Secured Obligors pursuant to the terms of the Collateral Documents described as against creditors of and purchasers from the Secured Obligors and (ii) the Collateral Agent will have for its own benefit and the benefit of the Secured Parties a valid and perfected first priority Lien on the Collateral.
Section 5.21.Insurance. Each Obligor maintains all insurances which are required to be maintained under the Financing Documents.
Section 5.22.Separateness. Each Secured Obligor (a) is in compliance with the criteria set forth on Exhibit B, (b) is (i) with respect to the Company, a single purpose entity created solely for the purpose of acquiring and holding Mortgage Loans and related assets and to enter into the Financing Documents and (ii) with respect to Holdings, a single purpose entity created solely for the purpose of acquiring and holding 100% of the Equity Interests in the Company to enter into the Financing Documents, and (c) has not engaged in any business other than the acquisition and holding of such Mortgage Loans and related assets or Equity Interests, as applicable, and activities related or incidental thereto (including the financing transaction contemplated by this Agreement).
Section 5.23.Eligible Mortgage Loans. As of the First Closing Date, each Mortgage Loan set forth on Exhibit C constitutes an Eligible Mortgage Loan.
Section 6.REPRESENTATIONS OF THE PURCHASERS.
Section 6.1.Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

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Section 6.2.Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)the Source constitutes assets of an “investment fund” (within the meaning of Section VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Section VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Section I(c), (g) (regarding eligibility) and (k) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Section VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer

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or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)the Source is a governmental plan; or
(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
Section 7.INFORMATION AS TO THE OBLIGORS.
Section 7.1.Financial and Business Information. The Parent Guarantor and/or the Company, as applicable, shall deliver to each Purchaser and each holder of a Note that is an Institutional Investor (and, with respect to clause (d), the Collateral Agent):
(a)Quarterly Statements — within 45 days (or such shorter period that is 15 days greater than the period applicable to the filing of the Parent Guarantor’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC, in accordance with the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Parent Guarantor (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:
(i)a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such quarter, and
(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

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setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;
(b)Annual Statements — as soon as reasonably practicable and in any event within 90 days (or such shorter period that is 15 days greater than the period applicable to the filing of the Parent Guarantor’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC, in accordance with the filing requirements thereof ) after the end of each fiscal year of the Parent Guarantor, duplicate copies of:
(i)a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such year, and
(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
(c)SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice of the occurrence of any default or event of default (however described), proxy statement or similar document sent by the Parent Guarantor or any Subsidiary to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by the Parent Guarantor or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Parent Guarantor or any Subsidiary to the public concerning developments that are Material;
(d)Notice of Default or Event of Default — promptly, and in any event within 5 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice

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specifying the nature and period of existence thereof and what action the Parent Guarantor and the Company are taking or propose to take with respect thereto;
(e)Employee Benefits Matters — promptly, and in any event within 5 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Parent Guarantor, the Company or an ERISA Affiliate proposes to take with respect thereto:
(i)with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;
(ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;
(iii)any event, transaction or condition that could result in the incurrence of any liability by any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or
(iv)receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;
(f)Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Parent Guarantor or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(g)Resignation or Replacement of Auditors — within 4 Business Days following the date on which the auditors of the Parent Guarantor or the Company becomes aware of the resignation of, or the Parent Guarantor or the Company elects to change, auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request;
(h)Debt Rating — promptly, and in any event within 5 Business Days, following the occurrence thereof, notice of any change in the Debt Rating for the Notes (to the extent such Debt Rating is not a public rating);

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(i)Asset Level Reporting — either prior to or concurrently with delivery of such annual and quarterly financial statements, a detailed asset investment summary report for the applicable period in form and detail consistent with the asset investment summary report provided to purchasers prior to the First Closing Date; and
(j)Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor or any of its Subsidiaries or relating to the ability of any Obligor to perform its obligations hereunder and under other Financing Document to which such Obligor is party as from time to time may be reasonably requested by any such Purchaser or holder of a Note.
Section 7.2.Officer’s Certificate. Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:
(a)Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Obligors were in compliance with the requirements of Section 10 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence, together with data and other information related to the assets held by the Obligors which may be reasonably requested by any Purchaser or holder of a Note in relation to the foregoing calculations or other operations of the Obligors. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and
(b)Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent Guarantor and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Parent Guarantor or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Parent Guarantor or the Company shall have taken or proposes to take with respect thereto.
Section 7.3.Visitation. The Company shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:

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(a)No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or such holder and upon reasonable prior written notice to the Parent Guarantor or the Company, to visit the principal executive office of the Parent Guarantor and/or the Company, to discuss the affairs, finances and accounts of the Parent Guarantor and its Subsidiaries with the Parent Guarantor’s or the Company’s officers, and (with the consent of the Parent Guarantor or the Company, as applicable, which consent will not be unreasonably withheld) to visit the properties of the Parent Guarantor and each Subsidiary, all at such reasonable times during normal business hours; provided that such Purchasers and holders of Notes shall be limited to conduct such visits once per calendar year; and
(b)Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Parent Guarantor or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Parent Guarantor authorizes said accountants to discuss the affairs, finances and accounts of the Parent Guarantor and its Subsidiaries), all at such times and as often as may be requested.
Section 7.4.Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Parent Guarantor or the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Parent Guarantor or the Company satisfies any of the following requirements with respect thereto:
(a)such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each Purchaser and each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;
(b)the Parent Guarantor shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at https://sachemcapitalcorp.com/investor-relations/financials/sec-filings/default.aspx as of the date of this Agreement;
(c)such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Parent Guarantor or the Company on Intralinks or on any other similar website to which each holder of Notes has free access; or
(d)the Parent Guarantor or the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such

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items available on its home page on the internet or on Intralinks or on any other similar website to which each holder of Notes has free access, provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Parent Guarantor or the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery.
Section 8.PAYMENT AND PREPAYMENT OF THE NOTES.
Section 8.1.Payments.
(a)Interest – The Company will pay interest on each Note on each Payment Date, and as otherwise provided therein.
(b)Maturity – As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the respective Maturity Date thereof.
Section 8.2.Optional Prepayments with Make-Whole Amount.
(a)On and from the First Closing Date until the third anniversary thereof (the “First Relevant Date”), the Company may, at its option, upon notice as provided in clause (e) below, prepay at any time all, or from time to time any part of, the Notes (in an amount of at least $1,000,000 (or, if the aggregate principal amount of the Notes then-outstanding is less than $1,000,000, of all Notes outstanding) (such amount being, the “Minimum Optional Prepayment Amount”)) at 100% of the principal amount so prepaid, plus, to the extent applicable, the Make-Whole Amount determined for the prepayment date with respect to such principal amount.
(b)On and from the date falling immediately after the First Relevant Date until the date falling six months thereafter (the “Second Relevant Date”), the Company may, at its option, upon notice as provided in clause (e) below, prepay at any time all, or from time to time any part of, the Notes (in an amount of at least the Minimum Optional Prepayment Amount) at 104.9375% of the principal amount so prepaid without Make-Whole Amount or other premium.
(c)On and from the date falling immediately after the Second Relevant Date until the date falling six months thereafter (the “Third Relevant Date”), the Company may, at its option, upon notice as provided in clause (e) below, prepay at any time all, or from time to time any part of, the Notes (in an amount of at least the Minimum Optional Prepayment Amount) at 102.468% of the principal amount so prepaid without any Make-Whole Amount or other premium.
(d)On and from the date falling immediately after the Third Relevant Date until the Maturity Date, the Company may, so long as no Default or Event of Default shall have occurred and be continuing, upon notice as provided in clause (e) below, prepay at any time

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all, or from time to time any part of, the Notes (in an amount of at least the Minimum Optional Prepayment Amount) at 100% of the principal amount so prepaid without any Make-Whole Amount or other premium.
(e)The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall, with respect to any prepayment under clause (a) above, be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount, if any, due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to any such prepayment pursuant to clause (a) above, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount, if any, as of the specified prepayment date.
Section 8.3.Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
Section 8.4.Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5.Purchase of Notes. No Obligor will, nor will any Obligor permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with this Agreement, the Notes and the other Financing Documents. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.6.Make-Whole Amount.
The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the

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Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings: “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to

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such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date and prior to the First Relevant Date with respect to such Called Principal if no payment of such Called Principal were made prior to the First Relevant Date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.7.Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
Section 8.8.Change of Control Prepayment Offer.
(a)Notice of Change of Control. The Company will, upon the occurrence of any Change of Control, give written notice of such Change of Control to each holder of Notes. Such notice shall contain and constitute an offer to prepay Notes as described in clause (b) of this Section 8.8 and shall be accompanied by the certificate described in clause (e) of this Section 8.8.
(b)Offer to Prepay Notes. The offer to prepay Notes contemplated by clause (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder on a date specified in such offer (the “Change of Control Prepayment Date”). The Change of Control Prepayment Date shall be a Business Day which is not less than 30 days and not more than 60 days after the date of such offer (if the Change of Control Prepayment Date shall not be specified in such offer, the Change of Control Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).
(c)Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to

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the Company no later than 20 days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute rejection of such offer by such holder.
(d)Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be in an amount equal to 101% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without Make-Whole Amount or other premium. The prepayment shall be made on the Change of Control Prepayment Date.
(e)Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Responsible Officer and dated the date of such offer, specifying (i) the Change of Control Prepayment Date, (ii) that such offer is made pursuant to this Section 8.8, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Change of Control Prepayment Date, (v) that the conditions of this Section 8.8 have been fulfilled, and (vi) in reasonable detail, the nature and date of the Change of Control.
Section 9.AFFIRMATIVE COVENANTS.
Each Obligor covenants that so long as any of the Notes are outstanding:
Section 9.1.Compliance with Laws. Without limiting Section 10.4, each Obligor will, and will cause each of its Subsidiaries to, comply with all applicable laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2.Insurance. Each Obligor will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
Section 9.3.Maintenance of Properties. Each Obligor will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent any Obligor or any Subsidiary from discontinuing the operation

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and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.4.Payment of Taxes and Claims. Each Obligor will, and will cause each of its Subsidiaries to, file all material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Parent Guarantor or any Subsidiary, provided that no Obligor nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and an Obligor or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Obligor or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.5.Existence, Etc. Subject to Section 10.2, (a) each of the Company and Holdings will at all times preserve and keep its limited liability company existence in full force and effect and (b) the Parent Guarantor will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 10.2, the Parent Guarantor will at all times preserve and keep in full force and effect the corporate existence of each of Holdings and the Company (unless merged into an Obligor) and all rights and franchises of the Obligors and each of their Subsidiaries unless, in the good faith judgment of the Parent Guarantor, the termination of or failure to preserve and keep in full force and effect such limited liability company existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
Section 9.6.Books and Records. Each Obligor will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor or such Subsidiary, as the case may be. Each Obligor will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. Each Obligor and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and each Obligor will, and will cause each of its Subsidiaries to, continue to maintain such system.
Section 9.7.Debt Rating.
(a)The Company will use its commercially reasonable efforts to maintain, at all times, a Debt Rating for the Notes from an Acceptable Rating Agency.
(b)The Company will provide to each holder of a Note (i) at least annually (on or before each anniversary of the date of the date of the First Closing), (ii) promptly upon any change in such Debt Rating and (iii) not more than once per year, at the reasonable

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request of any Purchaser, an updated Private Rating Letter evidencing such Debt Rating and an updated Private Rating Rationale Report with respect to such Debt Rating.  In addition to the foregoing information and any information specifically required to be included in any Private Rating Letter or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other governmental authority having jurisdiction over any holder of any Notes from time to time requires any additional information with respect to the Debt Rating of the Notes, the Company shall use commercially reasonable efforts to procure such information from an Acceptable Rating Agency.
Section 9.8.Commitment Fee. On the 1st day of each March, June, September and December during the Availability Period, commencing with September 1, 2025, the Company shall pay to each holder its pro rata allocation of a commitment fee (the “Commitment Fee”) with respect to the immediately preceding fiscal quarter in an amount equal to 1.00% per annum (computed on the basis of a 360-day year of twelve 30 day months) on the aggregate Available Amount as of such date. Once paid, the Commitment Fee will not be refundable under any circumstances and will not be subject to counterclaim, set off or otherwise affected. The Commitment Fee shall be fully earned upon becoming due and payable in accordance with the terms hereof and shall be in addition to any other fees, costs and expenses payable pursuant to this Agreement.
Section 9.9.REIT Status. The Parent Guarantor will at all times maintain its REIT status under the Code.
Section 9.10.[Reserved.].
Section 9.11.Further Assurances. Each Secured Obligor will, promptly upon the reasonable written request (which may be by email) by the Collateral Agent (acting at the direction of the Required Holders) on behalf of itself and the holders of the Notes, (a) correct any material error that may be discovered in the execution, acknowledgment, filing or recordation of any Financing Document, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Collateral Agent (acting at the direction of the Required Holders) may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Financing Documents, (ii) to the fullest extent permitted by applicable law, subject any Secured Obligor’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Collateral Agent the rights granted or now or hereafter intended to be granted to the Collateral Agent or the holders of the Notes under any Financing Document or under any other instrument executed in connection with any Financing Document to which any Secured Obligor is or is to be a party.
Section 9.12.Maintenance of Lien; Recording. Each Secured Obligor will, at its expense, take or cause to be taken all action required to maintain and preserve the perfection and first priority of the Lien on the Collateral granted under any of the Collateral Documents, including

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(a) making filings and recordations on a timely basis, (b) making payments of fees and other charges on a timely basis, (c) issuing and, if necessary, filing or recording supplemental documentation on a timely basis, including continuation statements, (d) promptly discharging all claims or other Liens adversely affecting the rights of any Secured Party in any Collateral, (e) publishing or otherwise delivering notice to third parties, (f) depositing title documents, and (g) taking all other actions either necessary to ensure that all Collateral is subject to a valid and enforceable first priority Lien in favor of the Collateral Agent for the ratable benefit of the Secured Parties.
Section 9.13.Separate Legal Existence. Each Secured Obligor shall at all times conduct its business and operations in accordance with the criteria set forth on Exhibit B.
Section 9.14.Additional Mortgage Loans; Release of Mortgage Loans.
(a)The Company has the right, at any time, to pledge one or more additional Mortgage Loans as Collateral hereunder (each an “Additional Mortgage Loan”) by delivering to the Collateral Agent, no later than 10 Business Days prior to the date on which the Company proposes to add an Additional Mortgage Loan (such 10 Business Day time period being the “Relevant Mortgage Loan Time Period”), an Officer’s Certificate (the “Additional Mortgage Loan Officer’s Certificate”) which (A) sets forth details of the Additional Mortgage Loan(s) (including, without limitation, the principal amount of each such Additional Mortgage Loan and the proposed date upon which the Additional Mortgage Loan(s) will form part of the Collateral), (B) attaches all Mortgage Loan Documents with respect to such Additional Mortgage Loan(s) and (C) certifies that such Additional Mortgage Loan(s) are Eligible Mortgage Loans.
(b)The Collateral Agent may, within the Relevant Mortgage Loan Time Period and prior to the inclusion of any Additional Mortgage Loan(s), specify any reasonable conditions (the “Specified Mortgage Loan Conditions”) (including, without limitation, (i) any amendments or modifications which must be made to the Required Mortgage Loan Deliverables needed to ensure the Collateral Agent will have a valid and perfected first priority Lien and security interest in such Additional Mortgage Loan(s) and (ii) a requirement for the Company to deliver any additional documentation with respect to such Additional Mortgage Loan(s)) which must be satisfied prior to the inclusion of any Additional Mortgage Loan(s). Failure by the Collateral Agent to provide the Company with written notice (which may be sent by email) of any Specified Mortgage Loan Conditions within 5 Business Days after receipt by the Collateral Agent of the Additional Mortgage Loan Officer’s Certificate or to confirm it is satisfied (or not) that the Specified Mortgage Loan Conditions have been met for such Additional Mortgage Loan(s) prior to the last day of the related Relevant Mortgage Loan Time Period will constitute an approval by the Collateral Agent and all holders of the inclusion of such Additional Mortgage Loan(s).
(c)If the Collateral Agent is satisfied that the Specified Mortgage Loan Conditions have been met for such Additional Mortgage Loan(s), the Collateral Agent will notify the Company of the same prior to the last day of the related Relevant Mortgage Loan Time Period and the Company will deliver to the Collateral Agent all Required Mortgage Loan Deliverables for each such Additional Mortgage Loan(s).

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(d)The Collateral Agent will release of any Lien over any Mortgage Loan(s) which constitute(s) Collateral so long as the following conditions are satisfied (the “Mortgage Loan Release Conditions”):
(i)the Company has delivered to each holder and the Collateral Agent, an Officer’s Certificate (the “Mortgage Loan Release Certificate”) which (A) sets forth a list of the Mortgage Loan(s) which the Company desires to be released from the Collateral, (B) certifies that (1) before and after giving effect to the release of such Mortgage Loan(s), (x) no Default or Event of Default has occurred and is continuing under any of the Financing Documents and (y) the applicable Obligors are in compliance with the financial covenants set forth in Section 10.8 hereof on a pro forma basis after giving effect to the release(s) contemplated by this clause (d), and (C) attaches detailed back-up calculations and valuations to evidence such compliance; and
(ii)the Company has delivered to each holder and the Collateral Agent such other information in connection with the proposed releases as may be reasonably requested by each holder and the Collateral Agent.
(e)The Collateral Agent will, as soon as reasonably practicable after satisfaction of the Mortgage Loan Release Conditions, deliver executed copies of such release documentation as the Company may reasonably request in order to effect the release of the Lien granted in favor of the Collateral Agent over any Mortgage Loan(s) which are set forth in the Mortgage Loan Release Certificate.
Section 9.15.Post-Closing Covenant. The Company will:
(a)on or prior to the date falling two Business Days after the First Closing Date, deliver to the Collateral Agent (or, as the Collateral Agent may direct):
(i)the original wet-ink executed Promissory Note (plus any modifications thereto) with respect to each Mortgage Loan set forth on Exhibit C;
(ii)each original wet-ink executed Allonge with respect to each Mortgage Loan set forth on Exhibit C; and
(iii)the original wet-ink executed Assignment of Recorded Loan Documents (EP) with respect to each Mortgage Loan set forth on Exhibit C;
(b)on or prior to the date falling six Business Days after the First Closing Date, deliver to the Collateral Agent (or, as the Collateral Agent may direct):
(i)evidence of the recordation of the assignment by Churchill to the Parent Guarantor of each of the Existing Churchill Mortgage Loans;
(ii)evidence of the assignment by the Parent Guarantor to the Company of all recorded loan documents with respect to each of the Existing Churchill Mortgage Loans;

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(iii)the original wet-ink executed Promissory Note (plus any modifications thereto) with respect to each Existing Churchill Mortgage Loan;
(iv)each original wet-ink executed Allonge with respect to each Existing Churchill Mortgage Loan; and
(v)the original wet-ink executed Assignment of Recorded Loan Documents (EP) with respect to each Existing Churchill Mortgage Loan;
(c)on or prior to the date falling sixty (60) days after the First Closing Date, deliver to the Collateral Agent (or, as the Collateral Agent may direct) evidence satisfactory to the Collateral Agent that each Assignment of Recorded Loan Documents (Sachem) has been recorded in the applicable land records; and
(d)deliver to each holder, as soon as reasonably practicable (and in any event within 35 days) after the First Closing Date) updated copies of the Private Rating Letter and the related Private Rating Rationale Report (which were delivered to the Purchasers pursuant to Section 4.11), revised to include reference to the Maturity Date.
Section 10.NEGATIVE COVENANTS.
Each Obligor (or, as applicable, each Secured Obligor) covenants that so long as any of the Notes are outstanding:
Section 10.1.Transactions with Affiliates. No Obligor will, nor will any Obligor permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than another Obligor or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of such Obligor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Obligor or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
Section 10.2.Merger, Consolidation, Etc.. No Obligor will consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
(a)in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Notes and the other Financing Documents to which the Company is a party and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion

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of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;
(b)in the case of any such transaction involving a Guarantor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Guarantor as an entirety, as the case may be, shall be (1) another Obligor; or (2) a solvent corporation or limited liability company (other than another Guarantor) that is organized and existing under the laws of the United States or any state thereof (including the District of Columbia) and, if such Guarantor is not such corporation or limited liability company, (A) such corporation or limited liability company shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Financing Documents to which such Guarantor is a party and (B) the Company shall have caused to be delivered to each holder of Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;
(c)each Guarantor whose Notes Guaranty is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under the Notes Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and
(d)immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.
No such conveyance, transfer or lease of substantially all of the assets of an Obligor shall have the effect of releasing such Obligor, as the case may be, or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under the Financing Documents to which it is party.
Section 10.3.Line of Business. No Obligor will, nor will any Obligor not permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Parent Guarantor and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Parent Guarantor and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Investor Materials and businesses and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.
Section 10.4.Economic Sanctions, Etc. No Obligor will, nor will any Obligor permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction

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involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any Purchaser or any holder or any affiliate of such Purchaser or such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such Purchaser or such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
Section 10.5.Accounts. The Secured Obligors will not (a) maintain, establish or use any deposit account or securities account other than (i) accounts subject to an Account Control Agreement and (ii) Excluded Accounts, (b) permit any Collateral to be maintained in any deposit account or securities account other than accounts subject to an Account Control Agreement or (c) permit any proceeds of any Secured Obligor’s investments or other assets to be deposited or maintained in any deposit account or securities account other than accounts subject to an Account Control Agreement.
Section 10.6.Indebtedness. The Secured Obligors will not directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than Indebtedness incurred pursuant to the Financing Documents.
Section 10.7.Negative Pledge. The Secured Obligors will not directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any Collateral or any other assets of the Secured Obligors, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except for (a) any Liens granted in favor of the Collateral Agent for the benefit of the Secured Parties and (b) customary rights of setoff or bankers’ or similar liens upon deposits of cash or investments in favor of banks or other financial institutions and not securing any Indebtedness (clauses (a) and (b) being, collectively, “Permitted Liens”).
Section 10.8.Financial Covenants.
(a)Minimum Asset Coverage Ratio. The Company will not permit (i) the Collateral Value as of the last day of any fiscal quarter of the Company divided by (ii) the aggregate principal amount of the Notes as of such date to be less than 150%.
(b)Minimum Net Asset Value. The Parent Guarantor will not permit (i) consolidated net asset value as of the last day of any fiscal quarter of the Parent Guarantor to be less than (ii) the sum of (A) $125,608,700 plus (B) the greater of (x) $0 and (y) 75.0% of the net equity capital activity of the Parent Guarantor for the period of four fiscal quarters ending on such date, in each case, as determined by reference to the financial statements of the Parent Guarantor and its Subsidiaries for such fiscal quarter prepared in accordance with GAAP and delivered by the Parent Guarantor to the holders pursuant to Section 7.1.
(c)Minimum Required Liquidity. The Obligors will not permit (i) the aggregate amount of Cash held by the Obligors to be less than $10,000,000 at any time or (ii) the aggregate outstanding principal balance of assets of the Obligors consisting of unencumbered Indebtedness owned by the Secured Obligors to be less than $15,000,000 at any time.

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(d)Minimum Collateral. Commencing as of the date of this Agreement and continuing until $100,000,000 aggregate principal amount of Notes have been issued under this Agreement, the Company will not permit the Collateral Value to be less than $150,000,000 at any time.
(e)Maximum Leverage Ratio. The Parent Guarantor will not permit the ratio of (i) Total Debt as of the last day of any fiscal quarter of the Parent Guarantor to (ii) Consolidated Shareholders’ Equity as of such date to exceed 3.00 to 1.00.
(f)Maximum Recourse Debt. The Parent Guarantor will not permit (i) Recourse Indebtedness as of the last day of any fiscal quarter of the Company to (ii) Consolidated Shareholders’ Equity as of such date to exceed 2.00 to 1.00.
(g)Notwithstanding anything to contrary contained herein, upon reasonable request of the Required Holders after determining that the Collateral Value may be overstated with such overstatement resulting in a breach of Section 10.8(a) for any applicable date of determination, (x) the Obligors will, at the Obligors’ sole expense, solicit and obtain a valuation report with respect to the Collateral from two nationally recognized independent third-party appraisers acceptable to the Required Holders and in form and detail reasonably satisfactory to the Required Holders and (y) the Collateral Value with respect to such date of determination shall be deemed to be the median of the values set forth in such valuation reports when calculating compliance with the financial covenant in Section 10.8(a).
Section 10.9.Holdings. Holdings will not trade, carry on any business, own any assets or incur any liabilities, except for (a) the ownership of Equity Interests in the Company and (b) any liabilities under the Financing Documents to which it is party.
Section 10.10.No Joint Ventures; Subsidiaries. No Secured Obligor will (a) enter into any partnership, joint venture, profit sharing or similar arrangement whereby such Secured Obligor’s income or profits are shared with any Person or (b) create, form or acquire any Subsidiaries (other than, with respect to Holdings, the Company which is in existence as of the date hereof).
Section 10.11.Governing Documents. No Secured Obligor will amend, modify, vary or supplement any of its Governing Documents in any manner which is adverse to the holders without the prior written consent of the Required Holders.
Section 10.12.Distributions. If an Event of Default has occurred and is continuing or the payment of a distribution would cause, or would be likely to cause, the violation of a financial covenant set forth herein or in any other Financing Document, the Parent Guarantor shall not make any distributions with respect to any Equity Interests of the Parent Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Guarantor.
Section 10.13.Withdrawals. The Company will not withdraw any Mortgage Loan Proceeds which are standing to the credit of the Specified Bank Account without delivering to the Collateral Agent and each of the holders an Officer’s Certificate which certifies that (a) before and

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after giving effect to such withdrawal, (i) no Default or Event of Default has occurred and is continuing under any of the Financing Documents and (ii) the applicable Obligors are in compliance with the financial covenants set forth in Section 10.8 hereof on a pro forma basis after giving effect to the withdrawal(s) contemplated by this Section 10.13., and (b) attaches detailed back-up calculations and valuations to evidence such compliance.
Section 11.EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)(i) the Company defaults in the payment of (x) any interest on any Note, (y) the Commitment Fee, or (z) any other amount payable by it under the Financing Documents, or (ii) any Obligor (other than the Company) defaults in any amount payable by it under the Financing Documents, in the case of each of sub-clause (i) and (ii) of this clause (b) for more than five Business Days after the same becomes due and payable; or
(c)(i) any Obligor defaults in the performance of or compliance with any term contained in Section 7.1 (a), (b) or (d), Section 9.8, Section 9.15, or Section 10, or (ii) Holdings defaults in the performance of, or compliance with, Section 6 of the Pledge Agreement; or
(d)any Obligor defaults in the performance of or compliance with any term contained herein or in any other Financing Document (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note or the Collateral Agent (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in this Agreement, any other Financing Document or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made unless (other than with respect to any representation or statement made or deemed to be made under Section 5.16 or Section 5.23) the underlying circumstances giving rise to the misrepresentation (if capable of remedy) are remedied within 10 days after the earlier of (i) any officer of any Obligor becoming aware of such misrepresentation and (ii) any Obligor receiving written notice of such misrepresentation from the Collateral Agent or any holder; or
(f)(i) any Obligor or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or

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interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) any Obligor or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into Equity Interests), (x) any Obligor or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $5,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require any Obligor or any Subsidiary to purchase or repay such Indebtedness; provided that this clause (f) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; or
(g)any Obligor or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes limited liability or similar action for the purpose of any of the foregoing; or
(h)a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor or any of its Subsidiaries, or any such petition shall be filed against any Obligor or any of its Subsidiaries and such petition shall not be dismissed within sixty (60) days; or
(i)any event occurs with respect to any Obligor or any Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be

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the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or
(j)one or more final judgments or orders for the payment of money aggregating in excess of $5,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Obligors and their Subsidiaries and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or
(k)if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) any Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) any Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) any Obligor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor or any Subsidiary thereunder, (viii) any Obligor or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) any Obligor or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or
(l)any Financing Document shall cease to be in full force and effect, any Obligor or any Person acting on behalf of any Obligor shall contest in any manner the validity, binding nature or enforceability of any Financing Document, or the obligations of any Obligor under any Financing Document are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Financing Document; or

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(m)any Collateral Document, shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid and perfected first priority Lien in all or any portion of the Collateral; or
(n)any Secured Obligor or any entity that owns a direct or indirect ownership interest in any of the foregoing shall seek to disclaim any Lien or obligation under any Financing Document in connection with the lawful exercise of any rights available to the holders of the Notes or otherwise seek to hinder or delay the enforcement of any of the Financing Documents in bad faith; or
(o)funds on deposit in any account subject to an Account Control Agreement are transferred or withdrawn other than for the purposes specified or as expressly permitted in the Financing Documents.
Section 12.REMEDIES ON DEFAULT, ETC.
Section 12.1.Acceleration.
(a)If an Event of Default with respect to any Obligor described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. Each Obligor acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of any Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately

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due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or other Financing Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3.Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or any other Financing Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Parent Guarantor or the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.
Section 13.REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
Section 13.1.Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a

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Note that is an Institutional Investor, and the Collateral Agent, promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2.Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1.1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2. Any Person who acquires an interest in any Note pursuant to the terms of this Agreement shall deliver to the Collateral Agent an executed joinder to the Intercreditor and Collateral Agency Agreement in the form attached thereto as Exhibit B.
Section 13.3.Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

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Section 14.PAYMENTS ON NOTES.
Section 14.1.Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Needham, Massachusetts at the principal office of Needham Bank in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2.Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 14.3.FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

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Section 15.EXPENSES, ETC.
Section 15.1.Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers, the Collateral Agent and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or any other Financing Document (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or any other Financing Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Financing Document, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of any Obligor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the other Financing Documents and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed the filing fees stipulated by the SVO at such time as this Agreement and any related documents and financial information are filed. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).
The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.
Section 15.2.Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any other Financing Document or the execution and delivery (but not the transfer) or the enforcement of any Financing Document in the United States or any other jurisdiction where an Obligor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any other Financing Document, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.
Section 15.3.Survival. The obligations of the Obligors under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or any other Financing Document, and the termination of this Agreement and any other Financing Document.

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Section 16.SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the other Financing Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to this Agreement shall be deemed representations and warranties of such Obligor under this Agreement. Subject to the preceding sentence, this Agreement and the other Financing Documents embody the entire agreement and understanding between each Purchaser and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17.AMENDMENT AND WAIVER.
Section 17.1.Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
(a)no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;
(b)no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to purchase at a Closing pursuant to Section 2 upon the satisfaction of the conditions to such Closing that appear in Section 4, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20;
(c)no amendment or waiver to (i) Section 23 or any defined term used therein (but not with respect to the usage of such term in any other Section of this Agreement or other Financing Document) or (ii) this Agreement which results in the limitation of the guarantee liability of any Guarantor under Section 23, will, in either case, be effective without the written consent of each Purchaser and the holder of each Note at the time outstanding; and
(d)Section 8.5 may be amended or waived to permit offers to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Company and the Super-Majority Holders.

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Section 17.2.Solicitation of Holders of Notes.
(a)Solicitation. The Company will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of any other Financing Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any other Financing Document to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.
(b)Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof or of any other Financing Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.
(c)Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any other Financing Document by a holder of a Note that has transferred or has agreed to transfer its Note to (i) an Obligor, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with an Obligor and/or any of its Affiliates (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.5 having been amended pursuant to Section 17.1(c)), in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 17.3.Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any other Financing Document applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between any Obligor and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any other Financing Document shall operate as a waiver of any rights of any Purchaser or holder of such Note.
Section 17.4.Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of all or the requisite percentage of the aggregate principal amount of Notes

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then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or any other Financing Document, or have directed the taking of any action provided herein or in any other Financing Document to be taken upon the direction of the holders of all or a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
Section 18.NOTICES.
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by registered or certified mail with return receipt requested (postage prepaid), (b) by an internationally recognized overnight delivery service (charges prepaid), or (c) by e-mail if the recipient has provided an e-mail address in its notice details (provided that such sent e-mail is kept on file, whether electronically or otherwise, by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to its recipient). Any such notice must be sent:
(i)if to any Purchaser or its nominee, to such Purchaser or nominee at the postal address or e-mail address specified for such communications in the Purchaser Schedule, or at such other postal address or e-mail address as such Purchaser or nominee shall have specified to the Company and the Collateral Agent in writing;
(ii)if to any other holder of any Note, to such holder at such postal address or e-mail address as such other holder shall have specified to the Company and the Collateral Agent in writing;
(iii)if to any Obligor, to the Company at its postal address set forth at the beginning hereof to the attention of John L. Villano (and if sent by e-mail to jlv@sachemcapitalcorp.com marked for the attention of John L. Villano), or at such other postal address or e-mail address as the Company shall have specified to the holder of each Note in writing; or
(iv)if to the Collateral Agent, to the Collateral Agent at [***], to the attention of The Legal Team, or at such other address as the Collateral Agent shall have specified to the holder of each Note and the Company in writing (and if by email, to [***] marked for the attention of [***]).
Notices under this Section 18 will be deemed given only when actually received.
Section 19.REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the applicable Closing (except the Notes themselves), and (c) financial statements, certificates and

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other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. Each Obligor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit any Obligor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
Section 20.CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of any Obligor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Obligor or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by any Obligor or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its affiliates, and its and their respective directors, officers, employees (legal and contractual), agents, partners, attorneys and trustees (collectively, “Related Persons”) (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors, investment advisors, and other professional advisers and in the case of any Purchaser or holder that is a Related Fund, to its investors and partners and their Related Persons, in each case under this clause (ii), who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of any Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is

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continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any other Financing Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by any Obligor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with such Obligor embodying this Section 20.
In the event that as a condition to receiving access to information relating to any Obligor or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any other Financing Document, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through Intralinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and such Obligor, this Section 20 shall supersede any such other confidentiality undertaking.
Section 21.SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
Section 22.MISCELLANEOUS.
Section 22.1.Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, no Obligor may assign or otherwise transfer any of its rights or obligations hereunder or under the other Financing Documents without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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Section 22.2.Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
Section 22.3.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.4.Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 22.5.Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic

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contracting and signatures with respect to this Agreement (but not, for the avoidance of doubt, the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement (other than the Notes) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Obligors and the Purchasers, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser or any holder of Notes shall request manually signed counterpart signatures to this Agreement, each Obligor hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable.
Section 22.6.Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 22.7.Jurisdiction and Process; Waiver of Jury Trial.
(a)Each Obligor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or any other Financing Document. To the fullest extent permitted by applicable law, each Obligor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)Each Obligor agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)Each Obligor consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. Each Obligor agrees that such service

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upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Obligor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES, ANY OTHER FINANCING DOCUMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
Section 22.8.Collateral Agent. It is understood and agreed that the Collateral Agent is entering into the Financing Documents to which it is a party in its capacity as Collateral Agent under the Intercreditor and Collateral Agency Agreement and the other Financing Documents to which it is a party and the provisions of the Intercreditor and Collateral Agency Agreement and such other Financing Documents granting or extending any benefits, rights, protections, privileges, limitation of liability, indemnities and immunities to the Collateral Agent thereunder shall also apply to it hereunder in its capacity as Collateral Agent.
Section 23.NOTES GUARANTY.
Section 23.1.The Notes Guaranty.
Each Guarantor hereby irrevocably, unconditionally and jointly and severally with the other Guarantors guarantees to each holder the due and punctual payment in full of (a) the principal of, Make-Whole Amount, if any, and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and any other amounts due under, the Notes and the other Financing Documents when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise) and (b) any other sums which may become due under the terms and provisions of the Notes, this Agreement or any other Financing Document or any other instrument referred to therein (all such obligations described in clauses (a) and (b) above are herein called the “Guaranteed Obligations”). The Notes Guaranty under this Section 23.1 is an absolute, present and continuing guaranty of payment and not of collectibility and is in no way conditional or contingent upon any attempt to collect from any Obligor or any other guarantor of the Notes (including, without limitation, any other Guarantor) or upon any other action, occurrence or circumstance whatsoever. In the event that any Obligor shall fail so to pay any of such Guaranteed Obligations, each Guarantor agrees to pay the same when due to the holders entitled thereto, without demand, presentment, protest or notice of any

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kind, in lawful money of the United States of America, pursuant to the requirements for payment specified in the Notes, this Agreement and the other Financing Documents. Each default in payment of any of the Guaranteed Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises. Each Guarantor agrees that the Notes issued in connection with this Agreement may (but need not) make reference to this Notes Guaranty.
Each Guarantor agrees to pay and to indemnify and save each holder harmless from and against any damage, loss, cost or expense (including reasonable and documented attorneys’ fees) which such holder may incur or be subject to as a consequence, direct or indirect, of (x) any breach by such Guarantor, or by any other Obligor of any warranty, covenant, term or condition in, or the occurrence of any default under, this Notes Guaranty, the Notes, this Agreement, any other Financing Document or any other instrument referred to herein or therein, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (y) any legal action commenced to challenge the validity or enforceability of this Notes Guaranty, this Agreement, the Notes, any other Financing Document or any other instrument referred to therein and (z) enforcing or defending (or determining whether or how to enforce or defend) the provisions of this Notes Guaranty; provided that such indemnity shall not, as to such holder, be available to the extent that such damage, loss, cost or expense are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such holder.
Each Guarantor hereby acknowledges and agrees that such Guarantor’s liability hereunder is joint and several with the other Guarantors and any other Person(s) who may guarantee the obligations and Indebtedness of the Company and the other Obligors under and in respect of the Notes, this Agreement and the other Financing Documents.
Section 23.2.Obligations Absolute. The Guaranteed Obligations of each Guarantor hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of the Notes, this Agreement, the other Financing Documents or any other instrument referred to herein or therein, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim such Guarantor may have against the Company or any holder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not such Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment to, modification of, supplement to or restatement of the Notes, this Agreement, the other Financing Documents or any other instrument referred to herein or therein (it being agreed that the obligations of each Guarantor hereunder shall apply to the Notes, this Agreement, the other Financing Documents or any such other instrument as so amended, modified, supplemented or restated) or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of any security for the Notes or the addition, substitution or release of any other Guarantor or any other entity or other Person primarily or secondarily liable in respect of the Guaranteed Obligations; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Notes, this Agreement, any other Financing Document or any other instrument referred to herein or therein; (c) any bankruptcy, insolvency, arrangement, reorganization, readjustment, composition, liquidation or similar proceeding with respect to the Company or any other Obligor or its property; (d) any merger, amalgamation or consolidation of

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the Company or any other Obligor into or with any other Person or any sale, lease or transfer of any or all of the assets of the Company or any other Obligor to any Person; (e) any failure on the part of the Company or any other Obligor for any reason to comply with or perform any of the terms of any other agreement with any Guarantor; (f) any failure on the part of any holder to obtain, maintain, register or otherwise perfect any security; or (g) any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (whether or not similar to the foregoing), and in any event however material or prejudicial it may be to any Guarantor or to any subrogation, contribution or reimbursement rights any Guarantor may otherwise have.
Each Guarantor covenants that its obligations hereunder will not be discharged except by indefeasible payment in full in cash of all of the Guaranteed Obligations and all other obligations under this Notes Guaranty.
Section 23.3.Waiver. Each Guarantor unconditionally waives to the fullest extent permitted by law, (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any default by the Company in the payment of any amounts due under the Notes, this Agreement, the other Financing Documents or any other instrument referred to herein or therein, and of any of the matters referred to in Section 23.2 hereof, (b) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of any holder against such Guarantor, including, without limitation, presentment to or demand for payment from the Company or any other Obligor with respect to any Note, notice to the Company or to any Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy of the Company, (c) any right to require any holder to enforce, assert or exercise any right, power or remedy including, without limitation, any right, power or remedy conferred in this Agreement, the Notes or any other Financing Document, (d) any requirement for diligence on the part of any holder and (e) any other act or omission or thing or delay in doing any other act or thing which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor or in any manner lessen the obligations of such Guarantor hereunder.
Section 23.4.Obligations Unimpaired. Each Guarantor authorizes the holders, without notice or demand to such Guarantor or any other Guarantor and without affecting its obligations hereunder, from time to time: (a) to renew, compromise, extend, accelerate or otherwise change the time for payment of, all or any part of the Notes, or any other obligations under this Agreement, the other Financing Documents or any other instrument referred to herein or therein; (b) to change any of the representations, covenants, events of default or any other terms or conditions of or pertaining to the Notes, this Agreement, the other Financing Documents or any other instrument referred to therein, including, without limitation, decreases or increases in amounts of principal, rates of interest, the Make-Whole Amount or any other obligation; (c) to take and hold security for the payment of the Notes, this Agreement, any other Financing Document or any other instrument referred to herein or therein, for the performance of this Notes Guaranty or otherwise for the Indebtedness guaranteed hereby and to exchange, enforce, waive, subordinate and release any such security; (d) to apply any such security and to direct the order or manner of sale thereof as the holders in their sole and good faith discretion may determine; (e) to obtain additional or substitute endorsers or guarantors or release any other Guarantor or any other Person or entity primarily or secondarily liable in respect of the Guaranteed Obligations; (f) to exercise or refrain from

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exercising any rights against the Company, any Guarantor or any other Person; and (g) to apply any sums, by whomsoever paid or however realized, to the payment of the Guaranteed Obligations and all other obligations owed hereunder. The holders shall have no obligation to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by the Company, such Guarantor or any other Guarantor or any other Person or to pursue any other remedy available to the holders.
If an event permitting the acceleration of the maturity of the principal amount of any Notes shall exist and such acceleration shall at such time be prevented or the right of any holder to receive any payment on account of the Guaranteed Obligations shall at such time be delayed or otherwise affected by reason of the pendency against the Company, any Guarantor, or any other guarantors of a case or proceeding under a bankruptcy or insolvency law, such Guarantor agrees that, for purposes of this Notes Guaranty and its obligations hereunder, the maturity of such principal amount shall be deemed to have been accelerated with the same effect as if the holder thereof had accelerated the same in accordance with the terms of this Agreement, and such Guarantor shall forthwith pay such accelerated Guaranteed Obligations.
Section 23.5.Subrogation and Subordination.
(a)Each Guarantor will not exercise any rights which it may have acquired by way of subrogation under this Notes Guaranty, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement, contribution or indemnity or any rights or recourse to any security for the Notes or this Notes Guaranty unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash. Any of the foregoing to the contrary notwithstanding, effective upon any sale, registration, assignment or transfer of or foreclosure on, or any other disposition or remedial action in respect of, any Equity Interests of the Company by the Collateral Agent or the holders pursuant to the Financing Documents and/or applicable law, all such rights and claims of subrogation, contribution, exoneration, reimbursement and enforcement against the Company and any other Obligor shall be, and hereby are, forever extinguished and indefeasibly waived and released by the Guarantors.
(b)Each Guarantor hereby subordinates the payment of all Indebtedness and other obligations of the Company, each other Obligor or any other guarantor of the Guaranteed Obligations owing to such Guarantor, whether now existing or hereafter arising, including, without limitation, all rights and claims described in clause (a) of this Section 23.5, to the indefeasible payment in full in cash of all of the Guaranteed Obligations; provided that so long as no Event of Default has occurred and is continuing, the Obligors may make or receive payments on such Indebtedness. If the Required Holders so request, any such Indebtedness or other obligations shall be enforced and performance received by any Guarantor as trustee for the holders and the proceeds thereof shall be paid over to the holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of such Guarantor under this Notes Guaranty.

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(c)If any amount or other payment is made to or accepted by any Guarantor in violation of any of the preceding clauses (a) and (b) of this Section 23.5, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the holders and shall be paid over to the holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of such Guarantor under this Notes Guaranty.
(d)Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that its agreements set forth in this Notes Guaranty (including this Section 23.5) are knowingly made in contemplation of such benefits.
Section 23.6.Reinstatement of Notes Guaranty. This Notes Guaranty shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to any holder on account of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by a holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, any other Obligor or any other guarantors, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company, such other Obligor or any other guarantors or any part of its or their property, or otherwise, all as though such payments had not been made.
Section 23.7.Term. The Notes Guaranty and all guarantees, covenants and agreements of each Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and all other obligations hereunder shall be indefeasibly paid in full in cash and shall be subject to reinstatement pursuant to Section 23.6.
* * * * *

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If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and each of the Obligors.
Very truly yours,
Company:

SACHEM CAPITAL CORPORATION HOLDINGS, LLC
By:    Sachem Capital Corporation Intermediate, LLC, its sole Member
By:    Sachem Capital Corp., its sole Member

By:       /s/ John L. Villano
Name: John L. Villano
Title:    Chairman, CEO & President
Parent Guarantor:

SACHEM CAPITAL CORP.
By:      /s/ John L. Villano
Name: John L. Villano
Title:    Chairman, CEO & President
Holdings:

SACHEM CAPITAL CORPORATION INTERMEDIATE, LLC
By:    Sachem Capital Corp., its Sole Member
By:     /s/ John L. Villano
Name: John L. Villano
Title:    Chairman, CEO & President

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This Agreement is hereby
accepted and agreed to as
of the date hereof.
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By:    [***],
    as agent on behalf of the Holders

By : [***]__________________________________
    Name: [***]
    Title: [***]

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The Collateral Agent

[***}

By: [***]
Name: [***]
Title: [***]

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Schedule A
Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acceptable Rating Agency” means (a) Fitch, Moody’s, S&P, Egan-Jones, or any successor thereof, or (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Required Holders, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.
“Account Control Agreement” means an agreement, among an Obligor, a depository institution or securities intermediary and the Collateral Agent, which agreement is in form and substance reasonably acceptable to the Required Holders and the Collateral Agent and which provides the Collateral Agent with “control” (as such term is used in Article 9 of the Uniform Commercial Code as in effect of the State of New York) over the deposit account(s) or securities account(s) described therein.
“Additional Mortgage Loan” is defined in Section 9.14(a).
“Additional Mortgage Loan Officer’s Certificate” is defined in Section 9.14(a).
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Parent Guarantor, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or Equity Interests of the Parent Guarantor or any Subsidiary or any Person of which the Parent Guarantor and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or Equity Interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Parent Guarantor.
“Agreement” means this Note Purchase and Guaranty Agreement, including all Schedules attached to this Agreement.
“Allonge” means, with respect to a Promissory Note, an allonge that (a) evidences the assignment of such Promissory Note by the Parent Guarantor to the Company or, as applicable, (b) evidences the assignment of such Promissory Note by the Company to the Collateral Agent, each of which shall be in form and substance satisfactory to the Collateral Agent.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
Schedule A-1
(to Note Purchase and Guaranty Agreement)

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Applicable Date” is defined in Section 2.2(b).
“Applicable Rate” means, with respect to each Note:
(a)10.875% per annum during the Non-Investment Grade Rating Period; and
(b)9.875% per annum at all other times,
(c)provided that, in the case of each of clause (a) and (b) of this definition:
(i)if the Parent Guarantor has not satisfied the requirements set forth in clause (a) of the definition of CFO Condition (the “First CFO Condition Requirements”) on or prior to December 31, 2025, the Applicable Rate shall immediately increase by 100 basis points and shall continue to automatically increase by an additional 100 basis points on each six-month anniversary of December 31, 2025 if, at the time of any such anniversary, the Parent Guarantor has not satisfied such First CFO Condition Requirements; and
(ii)if, at any time during the Initial CFO Condition Period, the Parent Guarantor is not in compliance with the requirements set forth in clauses (b) and (c) of the definition of CFO Condition (the “Second CFO Condition Requirements”), the Applicable Rate shall immediately increase by 100 basis points and shall continue to automatically increase by an additional 100 basis points on each six-month anniversary of the first date on which the Parent Guarantor is not in compliance with the Second CFO Condition Requirements if, at the time of any such anniversary, the Parent Guarantor is not in compliance with such Second CFO Condition Requirements; and
(iii)if, at any time during the Subsequent CFO Condition Period, the Parent Guarantor is not in compliance with the Second CFO Condition Requirements, the Applicable Rate shall increase by 100 basis points if, after the expiry of the CFO Condition Grace Period, the Parent Guarantor is not in compliance with the Second CFO Condition Requirements. In such circumstances, the Applicable Rate shall continue to automatically increase by an additional 100 basis points on each six-month anniversary of the first date during the Subsequent CFO Condition Period (and, after expiry of the CFO Condition Grace Period) on which the Parent Guarantor is not in compliance with the Second CFO Condition Requirements if, at the time of any such anniversary, the Parent Guarantor is not in compliance with the Second CFO Condition Requirements; and

Schedule A-2
(to Note Purchase and Guaranty Agreement)

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provided further that, if the Applicable Rate has, pursuant to the provisions set forth in sub-clauses (i), (ii) or (iii) above, increased to a level which exceeds that set forth in clause (a) or (b) above, then, the Applicable Rate will be reduced to (x) 10.875% per annum during the Non-Investment Grade Rating Period and (y) 9.875% per annum at all other times (the “Applicable Rate Step Down”) if the Parent Guarantor is in compliance with the CFO Condition. The Applicable Rate Step Down will be effective on and from the date immediately following the date on which the Parent Guarantor demonstrates to the Collateral Agent and the holders that the Parent Guarantor is in compliance with the CFO Condition. For the avoidance of doubt, the Applicable Rate Step Down shall cease (and the provisions of sub-clauses (ii) and (iii) above shall have effect) on and from any date on which the Parent Guarantor is not in compliance with any of the requirements set forth in the definition of CFO Condition.
“Assignment Documents” means, with respect to a Mortgage Loan, (a) an Assignment of Recorded Loan Documents (EP), (b) each Promissory Note, (c) an Allonge, and (d) all UCC-3 Financing Statements to amend all underlying UCC-1 Financing Statements relating thereto.
“Assignment of Recorded Loan Documents (EP)” means, with respect to each Mortgage Loan, an assignment of the related Mortgage and any other Mortgage Loan Documents which is recorded in the applicable real property records with respect to such Mortgage Loan and certain documents related thereto, executed in blank by the Company before a notary public.
“Assignment of Recorded Loan Documents (Sachem)” means, with respect to a Mortgage Loan, an assignment of the related Mortgage and any other Mortgage Loan Documents which is recorded in the applicable real property records with respect to such Mortgage Loan that evidences the assignment of such Mortgage and other Mortgage Loan Documents by the Parent Guarantor to the Company, each of which shall be in form and substance reasonably satisfactory to the Collateral Agent and in suitable form for recording in the applicable real property records.
“Availability Period” is defined in Section 2.2(b).
“Availability Period Expiry Date” is defined in Section 2.2(b).
“Available Amount” is defined in Section 2.2(a).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or
Schedule A-3
(to Note Purchase and Guaranty Agreement)

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authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Delaware are required or authorized to be closed.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Cash” means unencumbered and unrestricted cash of the Obligors on a consolidated basis that (a) can be freely used by such Obligors for immediate or general business use and (b) is not classified as restricted cash on the financial statements of such Obligors. For the avoidance of doubt, Cash does not include any cash with respect to checks that have been written and have not cleared, credit card receipts not converted to cash and petty cash on hand and minimum cash required to be held at local banks.
“CFO Condition” means each of the following:
(a)the hiring of a full-time qualified chief financial officer with experience relevant to the general nature of the business in which the Obligors are engaged and who is not at such time also acting as the Parent Guarantor’s chief executive officer (or similar position of senior leadership);
(b)the Parent Guarantor continuing after the initial satisfaction of clause (a) above to employ an individual to serve as chief financial officer of the Parent Guarantor and a second individual to serve as chief executive officer of the Parent Guarantor; and
(c)in the event any chief financial officer or chief executive officer required to be employed pursuant to clause (b) is terminated, resigns or is otherwise no longer able to discharge the responsibilities associated with such position, such chief financial officer or chief executive officer shall be replaced by a full-time chief financial officer or chief executive officer (with respect to the chief financial officer, on terms consistent with those set forth in clause (a) above).
“CFO Condition Grace Period” means the period of time beginning with the first date during the Subsequent CFO Condition Period on which the Parent Guarantor is not in compliance with the Second CFO Condition Requirements, and ending on the date falling three months thereafter.
“Change of Control” means (a) any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) shall acquire ownership, directly or indirectly, beneficially or of record, of more than 50% of the Equity Interests of the Parent Guarantor, or (b) the Parent Guarantor owns, directly or indirectly, less than 100% of the Equity Interests in Holdings or the Company, or (c) the Parent Guarantor or any Subsidiary thereof enters into an investment management agreement, portfolio management agreement or other agreement which causes individuals who are not employed by the Parent Guarantor to exercise day to day control over the investment decisions being made with respect to
Schedule A-4
(to Note Purchase and Guaranty Agreement)

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all or a material portion of the assets of the Parent Guarantor and its Subsidiaries taken as a whole, or (d) Holdings owns, directly or indirectly, less than 100% of the Equity Interests in the Company.
“Change of Control Prepayment Date” is defined in Section 8.8(b).
“Churchill” means Churchill MRA Funding I, LLC, a Delaware limited liability company, and its successors and assigns.
“Churchill Master Repurchase Facility” means that certain New York law governed Master Repurchase Agreement and Securities Contract dated July 21, 2021 by and among the Parent Guarantor as Seller and Churchill as Buyer.
“Closing” means the First Closing and each Subsequent Closing, as the context may require.
“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.
“Closing Fee” is defined in Section 3.5.
“Collateral” means all property of the Secured Obligors that is subject to a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of the Collateral Documents.
“Collateral Agent” has the meaning set forth in the Intercreditor and Collateral Agency Agreement.
“Collateral Documents” means, collectively, the Security Agreements, the Pledge Agreement, the Intercreditor and Collateral Agency Agreement, the Account Control Agreements, the Assignment Documents, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the of the Secured Parties.
“Collateral Value” means, as of any date of determination, the total asset value of the Collateral held by the Secured Obligors as of such date as determined by reference to the most recent financial statements of the Parent Guarantor and its Subsidiaries prepared in accordance with GAAP and delivered by the Obligors to the holders pursuant to Section 7.1; provided that, for purposes of calculating the “Collateral Value”, (a) Collateral does not include, with respect to any Mortgage Loans, any amounts which constitute interest reserve holdback amounts under such Mortgage Loans (including those amounts set forth in the columns “Trust Balance (Interest)” and “Interest Reserve Holdback Allocation” in the valuation statements to be delivered to the holders pursuant to Section 7.2); (b) except with respect to a maximum number of two separate Persons for which the aggregate value of all Collateral consisting of investments in such Person shall not exceed 10.0% of the consolidated total assets of the Secured Obligors, the aggregate value of all Collateral consisting of investments in any single Person shall not exceed 7.5% of the aggregate
Schedule A-5
(to Note Purchase and Guaranty Agreement)

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outstanding principal balance of all Collateral consisting of Indebtedness owned by Secured Obligors; (c) the aggregate value of all Collateral consisting of Indebtedness owned by Secured Obligors that are not Performing Collateral shall not exceed 20.0% of the aggregate outstanding principal balance of all Collateral consisting of Indebtedness owned by Secured Obligors after giving effect to clause (b) of this definition; and (d) without the prior written consent of the Required Holders in their sole discretion, the aggregate value of all Collateral consisting of investments in Office Assets shall not exceed 10.0% of the aggregate outstanding principal balance of all Collateral consisting of Indebtedness owned by Secured Obligors after giving effect to clauses (b) and (c) of this definition.
“Commitment Fee” is defined in Section 9.8.
“Company” is defined in the first paragraph of this Agreement.
“Company Collection Account” means the bank account of the Company which is subject to an Account Control Agreement entered into on the date hereof.
“Company Security Agreement” means the Security Agreement dated as of the date hereof by and between the Company and the Collateral Agent.
“Confidential Information” is defined in Section 20.
“Consolidated Shareholders Equity” means, at any date, the total shareholders’ equity of the Parent Guarantor as of such date, determined in accordance with GAAP.
“Control” means, for all purposes other than with respect to Section 8.8, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Controlled Entity” means (a) any of the Subsidiaries of the Parent Guarantor and any of their or the Parent Guarantor’s respective Controlled Affiliates and (b) if the Parent Guarantor has a parent company, such parent company and its Controlled Affiliates.
“Debt Rating” means the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest per annum that is the greater of (a) 2.00% above the Applicable Rate or (b) 2.00% over the rate of interest publicly announced by Wells Fargo Bank, N.A. in New York, New York as its “base” or “prime” rate.
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“Disclosure Documents” is defined in Section 5.3.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Egan-Jones” means Egan-Jones Rating Company and any successor thereto.
“Eligible Mortgage Loan” means a Mortgage Loan that satisfies all of the following requirements:
(a)the Collateral Agent has a first priority perfected lien on such Mortgage Loan and the related Mortgage Loan Documents and, to the extent any other Liens exist on such Mortgage Loan and the Mortgage Loan Documents, such Liens are subordinated to the Liens in favor of the Collateral Agent and which are subject to intercreditor documents reasonably acceptable to the Collateral Agent;
(b)the Company is the lender under such Mortgage Loan;
(c)no Mortgage Loan Obligor under such Mortgage Loan is subject to any proceeding under any Debtor Relief Law;
(d)in the event that such Mortgage Loan is an Additional Mortgage Loan, such Mortgage Loan was originated no more than one hundred and eighty (180) days prior to the date on which such Mortgage Loan is proposed to be included as an Additional Mortgage Loan;
(e)such Mortgage Loan (i) has not matured, been paid off or been accelerated and (ii) is not subject to any foreclosure proceedings; provided such Mortgage Loan may have matured, been paid off, been accelerated or subject to foreclosure proceedings and still constitute an Eligible Mortgage Loan so long as the aggregate value of all Eligible Mortgage Loans that have matured, been paid off, been accelerated or subject to foreclosure proceedings shall not exceed 20.0% of the aggregate outstanding principal balance of all Eligible Mortgage Loans;
(f)the Company has provided a title insurance policy reasonably satisfactory to the Collateral Agent that reflects a first priority lien on the Mortgaged Property, free and clear of all encumbrances other than customary and usual exceptions specifically listed on a schedule to such policy, none of which shall render title to such Mortgaged Property unmarketable;
(g)the related Mortgaged Property is (i) located in the continental United States, and (ii) classified as residential (non-owner occupied), mixed-use, industrial, commercial, retail and office real property, or (iii) any other property reasonably acceptable to the Collateral Agent; and
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(h)all taxes (including real property taxes) and assessments on the related Mortgaged Property and all premiums due with respect to hazard insurance policies required under the related Mortgage Loan Documents are current.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.
“Equity Cap Waiver” means that certain Waiver of Ownership Limitation dated on or around the First Closing Date by and among the Parent Guarantor and the other parties thereto.
“Equity Interests” means shares of capital stock, shares, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (regardless of how designated), whether voting or non-voting, in a Person, and all securities convertible into or exchangeable for any of the foregoing (whether or not presently convertible, exchangeable or exercisable), any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with any Obligor under section 414 of the Code.
“Event of Default” is defined in Section 11.
“Excluded Accounts” means deposit accounts established solely to fund payroll, payroll taxes and other compensation and benefits to employees.
“Exhibit C Supplement” means any supplement to Exhibit C which is delivered by the Company in connection with any Subsequent Closing.
“Existing Credit Facilities” means (a) the Needham Credit Facility and (b) the Churchill Master Repurchase Facility, and in the case of each of clause (a) and (b), any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof.
“Existing Churchill Mortgage Loans” means the Mortgage Loans set forth on Exhibit C with the following loan reference numbers (a) 111M061621, (b) BAYV020323, (c) CHAR060122, (d) DOMU041723, (e) GUED010622, (f) HUDS102623, (g) LEWI021423, (h) MZIR062821, (i) SAFI112122, (j) SEVE081821, and (k) THER020222.
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an
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intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
“Financing Documents” means, collectively, this Agreement (including each Notes Guaranty), the Notes, the Collateral Documents, the Equity Cap Waiver, and any other agreement, Guaranty, supplement, certificate and/or instrument executed and/or delivered in connection herewith or therewith, each as may be amended, restated or otherwise modified from time to time.
“First Amendment to Needham Credit Facility” means that certain Amendment No. 1 to Credit, Security and Guaranty Agreement, dated on or around the date hereof, by and among SN Holdings, LLC as Borrower, the Parent Guarantor as Guarantor and Needham Bank as Administrative Agent.
“First CFO Condition Requirements” is defined in sub-clause (i) of the definition of Applicable Rate.
“First Closing” is defined in Section 3.1.
“First Closing Date” is defined in Section 3.1.
“First Closing Notes” is defined in Section 3.1.
“First Relevant Date” is defined in Section 8.2(a).
“Fitch” means Fitch Ratings, Inc.
“Form 10-K” is defined in Section 7.1(b).
“Form 10-Q” is defined in Section 7.1(a).
“Funding Request” means a request by the Company for the Purchasers to fund all or a portion of the unpaid purchase price for the Notes, which shall be substantially in the form as set forth in Exhibit A.
“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.
“Governing Documents” means (a) (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust agreement, or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or
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organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; (b) any certificate of designation or instrument relating to the rights of holders (including preferred shareholders) of Equity Interests in such entity; and (c) any shareholder rights agreement, voting trusts or other similar agreement.
“Governmental Authority” means:
(a)the government of:
(i)the United States of America or any state or other political subdivision thereof; or
(ii)any other jurisdiction in which the Parent Guarantor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Parent Guarantor or any Subsidiary; or
(b)any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guaranteed Obligations” is defined in Section 23.1.
“Guarantors” means the Parent Guarantor and Holdings.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)to purchase such indebtedness or obligation or any property constituting security therefor;
(b)to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c)to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
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(d)otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Holdings” is defined in the first paragraph of this Agreement.
“INHAM Exemption” is defined in Section 6.2(e).
“Indebtedness” with respect to any Person means, at any time, without duplication,
(a)its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;
(b)its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c)(i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;
(d)all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(e)all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
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(f)the aggregate Swap Termination Value of all Swap Contracts of such Person; and
(g)any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
“Initial CFO Condition Period” means the period on and from the earlier to occur of (a) January 1, 2026 and (b) the date on which the Parent Guarantor has appointed a chief financial officer pursuant to clause (a) of the definition of CFO Condition, until the first anniversary of the First Closing Date.
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Intercreditor and Collateral Agency Agreement” means that certain Intercreditor and Collateral Agency Agreement, dated as of the First Closing Date, by and among, the Purchasers, the Collateral Agent and certain other parties from time to time party thereto.
“Investment Grade Rating” means a rating assigned to the Notes from an Acceptable Rating Agency equal to or higher than (a) “BBB-” (or the equivalent) by Fitch, S&P or Egan-Jones, or (b) “Baa3” by Moody’s; provided that (i) if the Company has obtained a Debt Rating on the Notes from two Acceptable Rating Agencies and the then lower of the most recent Debt Ratings from such Acceptable Rating Agencies that are in full force and effect (not having been withdrawn) is less than Investment Grade, then the Notes shall be deemed not to have an “Investment Grade Rating”, (ii) if the Company has obtained a Debt Rating on the Notes from three or more Acceptable Rating Agencies and the then second lowest of the most recent Debt Ratings from such Acceptable Rating Agencies that is in full force and effect (not having been withdrawn) is less than Investment Grade, then the Notes shall be deemed not to have an “Investment Grade Rating” (provided, for the avoidance of doubt, if two or more of the most recent Debt Ratings are equal or equivalent as the lowest such Debt Rating, then one of such equal or equivalent Debt Ratings will be deemed to be the second lowest Rating for purposes of such determination) and (iii) if the Company shall have failed to receive and deliver to the holders of the Notes a Debt Rating for the Notes from at least one Acceptable Rating Agency, as required pursuant to Section 9.7, then the Notes shall be deemed not to have an “Investment Grade Rating”.
“Investor Materials” is defined in Section 5.3.
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“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Make-Whole Amount” is defined in Section 8.6.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform its obligations under this Agreement and/or the other Financing Documents, (c) the ability of the Collateral Agent or any holder of Note(s) to enforce any of its rights or remedies under any Financing Document, or (d) the validity or enforceability of this Agreement, the Notes or any other Financing Document.
“Maturity Date” is defined in the first paragraph of each Note.
“Minimum Optional Prepayment Amount” is defined in Section 8.2(a).
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means a mortgage, deed of trust, deed to secure debt, or similar security instrument covering real property that secures the repayment of a Mortgage Loan and, if applicable, the lien noted on the certificate of title for the structure that has been affixed to the real property described in the Mortgage.
“Mortgage Loan” means each mortgage loan which is (a) by and among the Company and a mortgage borrower and (b) secured by a Mortgage.
“Mortgage Loan Documents” means, with respect to a Mortgage Loan, the Mortgage, the Promissory Note, the title insurance with respect to such Mortgage, together with any other agreements (including guaranty agreements), instruments, loan modifications and other documents executed and/or delivered by an Obligor in connection with a Mortgage Loan.
“Mortgage Loan Obligor” means each mortgagor, borrower and guarantor obligated with respect to a Mortgage Loan.
(h)“Mortgage Loan Proceeds” means (a) all cash proceeds received by the Company in connection with the repayment of principal due and owing by a Mortgage Loan Obligor or any other Person in respect of a Mortgage Loan and (b) the Required Amount.
“Mortgage Loan Release Certificate” is defined in Section 9.14(d)(i).
“Mortgage Loan Release Conditions” is defined in Section 9.14(d).
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“Mortgaged Property” means the real property subject to a Mortgage.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners.
“Needham Bank” means Needham Bank, a Massachusetts co-operative bank, and its successors and assigns.
“Needham Credit Facility” means that certain Massachusetts law governed Credit, Security and Guaranty Agreement dated March 20, 2025 (as amended pursuant to the First Amendment to Needham Credit Facility) by and among SN Holdings, LLC as Borrower, the Parent Guarantor as Guarantor, Needham Bank as Administrative Agent and the financial institutions party thereto as Lenders.
“Non-Investment Grade Rating Period” means the period (a) beginning with the date on which the Notes do not have an Investment Grade Rating and (b) ending on the first date on which the Notes have an Investment Grade Rating.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Parent Guarantor or any Subsidiary primarily for the benefit of employees of the Parent Guarantor or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Notes” is defined in Section 1.1 and includes the First Closing Notes and each Subsequent Note.
“Notes Guaranty” is defined in Section 23.
“Obligors” means the Company and the Guarantors.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Office Asset” means any parcel of real property for which, on a consolidated basis, 10.0% or more of either, (a) the lease payments being made by tenants of such property, or (b) the square footage of such property, are being used by the tenants of such spaces for professional business operations. For purposes of this definition, any Office Asset in the process of being redeveloped shall not be considered an Office Asset if such redevelopment will result in no part of such asset consisting of office space when such redevelopment is finalized.
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“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of an Obligor, as applicable, whose responsibilities extend to the subject matter of such certificate.
“Parent Guarantor” is defined in the first paragraph of this Agreement.
“Payment Date” means the 1st day of March, June, September and December in each year, commencing with the March, June, September and December next succeeding the date of the relevant Note, and on the Maturity Date.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Performing Collateral” means investments that are cash pay for which interest and principal payments are not more than 90 days past due, in each case, after giving effect to any waivers, amendments or other forms of forbearance, to the extent entered into in accordance with the then applicable servicing standards for such investments and Obligors.
“Permitted Liens” is defined in Section 10.7.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or governmental authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, by and among Holdings and the Collateral Agent.
“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar Equity Interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private debt rating for the Notes, which (a) sets forth the Debt Rating for the Notes, (b) refers to the CUSIP issued by CUSIP Global Services in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other governmental authority having jurisdiction over any holder of any Notes and (e) shall not be
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subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other governmental authority having jurisdiction over any holder of any Notes.
“Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Debt Rating for the Notes, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other governmental authority having jurisdiction over any holder of any Notes from time to time. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other governmental authority having jurisdiction over any holder of any Notes.
“Promissory Note” means, with respect to a Mortgage Loan, the executed promissory note made by the applicable mortgagor with respect thereto.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“PTE” is defined in Section 6.2(a).
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.
“QPAM Exemption” is defined in Section 6.2(d).
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Recourse Indebtedness” means, as of any date of determination, all Indebtedness of Parent Guarantor other than Non-Recourse Indebtedness as of such date determined on a consolidated basis in accordance with GAAP.
“REIT” means any entity that qualifies as a real estate investment trust under the provisions of §856, et seq. of the Code or any successor provisions.
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“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Related Persons” is defined in Section 20.
“Relevant Mortgage Loan Time Period” is defined in Section 9.14(a).
“Required Amount” means $22,000,0000.
“Required Holders” means at any time on or after the First Closing Date, the holders of at least 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any Obligor or any of their Affiliates).
“Required Mortgage Loan Deliverables” is defined in Section 4.12(g).
“Responsible Officer” means any Senior Financial Officer and any other officer of an Obligor, as applicable, with responsibility for the administration of the relevant portion of this Agreement.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“SEC” means the Securities and Exchange Commission of the United States of America.
“Second CFO Condition Requirements” is defined in sub-clause (ii) of the definition of Applicable Rate.
“Second Relevant Date” is defined in Section 8.2(b).
“Secured Obligors” means the Obligors other than the Parent Guarantor.
“Secured Parties” has the meaning set forth in the Intercreditor and Collateral Agency Agreement.
“Security Agreements” means (a) the Company Security Agreement, and (b) any other security agreement granted by an Obligor in favor of the Collateral Agent.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of an Obligor, as applicable.
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“Source” is defined in Section 6.2.
(i)“Specified Bank Account” means the bank account of the Company which is subject to the Account Control Agreement dated as of the First Closing Date by and among the Company, Needham Bank and the Collateral Agent (and which, for the avoidance of doubt, is the bank account set forth in Schedule 5 of the perfection certificate delivered on the First Closing Date pursuant to Section 4.12(c)).
“Specified Mortgage Loan Conditions” is defined in Section 9.14(b).
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subsequent CFO Condition Period” means the period on and from the date immediately after the first anniversary of the First Closing Date to and until the Maturity Date.
“Subsequent Closing” means, with respect to any Subsequent Note to be issued pursuant to a Funding Request delivered in accordance with the terms of this Agreement, the closing of the sale and purchase for such Subsequent Note as provided for in Section 3.2.
“Subsequent Closing Date” is the date on which a Subsequent Closing occurs.
“Subsequent Notes” means any Note issued after the First Closing Date pursuant to the terms of this Agreement and in accordance with Sections 2.2 and 3.2 hereof.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Parent Guarantor.
“Substitute Purchaser” is defined in Section 21.
“Super-Majority Holders” means at any time on or after the First Closing Date, the holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any Obligor or any of their Affiliates).
“SVO” means the Securities Valuation Office of the NAIC.
Schedule A-18
(to Note Purchase and Guaranty Agreement)

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“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
“Third Relevant Date” is defined in Section 8.2(c).
“Total Debt” means, as of any date of determination, all Indebtedness of Parent Guarantor as of such date determined on a consolidated basis in accordance with GAAP.
“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.
“Unissued Notes” is defined in Section 2.2(b).
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
Schedule A-19
(to Note Purchase and Guaranty Agreement)

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“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Parent Guarantor and the Parent Guarantor’s other Wholly-Owned Subsidiaries at such time.
Schedule A-20
(to Note Purchase and Guaranty Agreement)

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